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Exhibit 10.2

CREDIT AGREEMENT

dated

October 22, 2004

AMONG

PINNACLE GAS RESOURCES, INC.,
 as Borrower

AND

ENCORE BANK,
 Individually and as Administrative Agent

TEXAS CAPITAL BANK, N.A.,
 Individually and as Collateral Agent

AND

THE LENDERS FROM TIME TO TIME PARTY HERETO

REDUCING REVOLVING LINE OF CREDIT OF UP TO $30,000,000

TABLE OF CONTENTS

		Page
ARTICLE I DEFINITIONS		1
1.1.	Definitions	1
1.2.	Types of Loans and Advances	15
1.3.	Accounting Terms and Determinations; Changes in Accounting	15
1.4.	References	15
ARTICLE II TERMS OF FACILITIES		16
2.1.	Reducing Revolving Line of Credit	16
2.2.	Method of Borrowing	16
2.3.	Interest Elections for Conversions and Continuations	17
2.4.	Notes	18
2.5.	Certain Mandatory Payments and Prepayments of Principal	18
2.6.	Interest Rates	19
2.7.	Unused Commitment Fees; Engineering Fees; Facility Fees; Authorized Payments by Lender	20
2.8.	Determination of Borrowing Base; Automatic Reductions in Borrowing Base; Borrowing Base Deficiency; Notice of Redeterminations; Requests for Reductions in Borrowing Base	20
2.9.	Termination of Commitments; Maturity of Loans; Right of Borrower to Cancel Commitments	22
ARTICLE III GENERAL PROVISIONS		22
3.1.	General Provisions as to Payments and Loans	22
3.2.	Computation of Interest	23
3.3.	Default Interest	23
3.4.	Prepayments Permitted	23
3.5.	Limitation Period	23
3.6.	Telephonic Notices	23
3.7.	Illegality	24
ARTICLE IV COLLATERAL		24
4.1.	Security	24
4.2.	Financing Statements	25
ARTICLE V CONDITIONS PRECEDENT TO ADVANCES		25
5.1.	All Advances	25
5.2.	Initial Loan	25

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BORROWER		27
6.1.	Existence and Power	27
6.2.	Corporate and Governmental Authorization; Contravention	27
6.3.	Binding Effect	27
6.4.	Subsidiaries	27
6.5.	Disclosure	27
6.6.	Financial Information	28
6.7.	Litigation	28
6.8.	ERISA Plans	28
6.9.	Taxes and Filing of Tax Returns	28
6.10.	Title to Properties; Liens; Environmental Liability	28
6.11.	Business; Compliance	29
6.12.	Licenses, Permits, Etc	29
6.13.	Compliance with Law	29
6.14.	Governmental Consent	29
6.15.	Investment Company Act	29
6.16.	Public Utility Holding Company Act; State Utility	29
6.17.	Refunds; Certain Contracts	29
6.18.	No Default	30
ARTICLE VII COVENANTS		30
7.1.	Use of Proceeds	30
7.2.	Financial Statements; Reserve Reports; Compliance Certificates; Certain Notice; Additional Information	30
7.3.	Inspection of Properties and Books	33
7.4.	Maintenance of Security; Insurance; Operating Accounts; Transfer Orders	33
7.5.	Payment of Taxes and Claims	33
7.6.	Payment of Debt; Additional Debt; Payment of Accounts	34
7.7.	Negative Pledge	34
7.8.	Loans and Advances to Others; Investments; Restricted Payments; Subsidiaries	34
7.9.	Consolidation, Merger, Maintenance, Change of Control; Disposition of Property; Restrictive Agreements; Hedging Agreements; Modification of Organizational Documents; Issuance of Equity Interests	35
7.10.	Primary Business; Location of Borrower's Office; Ownership of Assets	36
7.11.	Operation of Properties and Equipment; Compliance with and Maintenance of Contracts; Duties as Nonoperator	36
7.12.	Transactions with Affiliates	37
7.13.	Plans	37
7.14.	Compliance with Laws and Documents	37
7.15.	Certain Financial Covenants	37
7.16.	Tax Shelter	39
7.17.	Additional Documents; Quantity of Documents; Title Data; Additional Information	39
7.18.	ENVIRONMENTAL INDEMNIFICATION	39
7.19.	Major Subsidiaries	40
7.20.	Cure of Title Defects	40
7.21.	Exceptions to Covenants	40

ARTICLE VIII DEFAULTS; REMEDIES		40
8.1.	Events of Default; Acceleration of Maturity	40
8.2.	Suits for Enforcement	42
8.3.	Remedies Cumulative	42
8.4.	Remedies Not Waived	42
ARTICLE IX MISCELLANEOUS		43
9.1.	Amendments and Waivers	43
9.2.	Highest Lawful Interest Rate	43
9.3.	INDEMNITY	43
9.4.	Expenses	44
9.5.	Taxes	45
9.6.	Survival	45
9.7.	Applicable Law; Venue; Waiver of Jury Trial	45
9.8.	[RESERVED]	46
9.9.	Invalid Provisions, Severability	46
9.10.	Revolving Loan	46
9.11.	Communications Via Internet	46
9.12.	USA Patriot Act Notice	46
9.13.	EXCULPATION PROVISIONS	46
9.14.	Increased Cost and Reduced Return	47
9.15.	Taxes	47
ARTICLE X AGENTS		49
10.1.	Appointment of Agents	49
10.2.	Powers of the Agent	49
10.3.	General Immunity	49
10.4.	No Responsibility for Loans, Recitals, etc	50
10.5.	Action on Instructions of Lenders	50
10.6.	Employment of Agents and Counsel	51
10.7.	Reliance on Documents, Counsel	51
10.8.	Reimbursement and Indemnification of Agents	51
10.9.	Rights as a Lender	51
10.10.	Lender Credit Decision	52
10.11.	Successor Agent	52
10.12.	Applicable Parties	52
ARTICLE XI SETOFF; RATABLE TREATMENTS		52
11.1.	Setoff	52
11.2.	Ratable Treatments; Adjustments	53
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		53
12.1.	Successors and Assigns	53
12.2.	Participations; Voting Rights; Setoffs by Participants	54
12.3.	Assignments; Effective Date	54
12.4.	Dissemination of Information	55
12.5.	Tax Treatment	55
12.6.	Disclosure of Information	55
ARTICLE XIII NOTICES		55
13.1.	Notices	55
13.2.	Change of Address	56

ARTICLE XIV COUNTERPARTS		56
14.1.	Counterparts	56
14.2.	ENTIRE AGREEMENT	57
ANNEX I LIST OF COMMITMENTS		I-1
FORM OF PROMISSORY NOTE		1
FORM OF COMPLIANCE CERTIFICATE		1
FORM OF ASSIGNMENT AND ASSUMPTION		1
FORM OF SUBSIDIARY GUARANTY		1
Schedule One Existing Hedges		1
Schedule 6.7 Litigation		1
Schedule 6.17.2 Balancing Rights		1
Schedule 7.12 Agreements with Affiliates		1

CREDIT AGREEMENT

        THIS CREDIT AGREEMENT is entered into as of October 22, 2004, by and between PINNACLE GAS RESOURCES, INC., a Delaware corporation, the Lenders from time to time party hereto, TEXAS CAPITAL BANK, N.A., as Collateral Agent, and ENCORE BANK, as Administrative Agent. Certain terms used herein are defined in Section 1.1.

RECITALS:

        A.    The Borrower desires to borrow funds from the Lenders; and

        B.    The Borrower desires to finance capital expenditures for the development of its Oil and Gas Properties and to provide for additional credit facilities;

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        1.1.    Definitions.    The following terms, as used herein, have the following meanings:

        "ABR", when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are bearing interest at a rate determined by reference to the Floating Rate.

        "Acceptable Commodity Hedging Agreements" means Commodity Hedging Agreements meeting,

  (a)
  all the following criteria:

                        (i)    The quantity of gaseous and liquid hydrocarbons owned by the Borrower subject to Commodity Hedging Agreements, at the time of entering into such Commodity Hedging Agreements, shall not be greater than (x) for gaseous hydrocarbons, 75% of the monthly production of gaseous hydrocarbons from the Oil and Gas Properties of the Borrower used in determining the Borrowing Base and not the subject of Commodity Hedging Agreements under clause (c) below and (y) for liquid hydrocarbons, 75% of the monthly production of liquid hydrocarbons from the Oil and Gas Properties of the Borrower used in determining the Borrowing Base and not the subject of Commodity Hedging Agreements under clause (c) below; in either case, as forecast in the Collateral Agent's most recent engineering evaluation delivered to the Borrower, without the prior written approval of the Required Lenders;

                        (ii)   The "strike prices" under any Commodity Hedging Agreements, at the time of entering into such Commodity Hedging Agreements, shall not be less than the lowest prices utilized in the most recent sensitivity case evaluation of the Oil and Gas Properties of the Borrower used by the Collateral Agent in determining the Borrowing Base, as reported to the Borrower, except that under certain downside conditions such lower strike price as the Required Lenders may approve in writing following a written request by the Borrower may be used;

                        (iii)  The Collateral Agent must have given its written consent to the counterparties under the Commodity Hedging Agreements, which consent shall not be unreasonably withheld, conditioned or delayed;

                        (iv)  The Commodity Hedging Agreement shall not contain any anti-assignment provisions restricting the Borrower or if such Commodity Hedging Agreement contains anti-assignment provisions which cannot be removed, such provisions shall be modified to read substantially as follows: "The interest and obligations arising from this agreement are non-transferable and non-assignable, except that

Pinnacle Gas Resources, Inc., may assign and grant a security interest in its rights and interests hereunder to Texas Capital Bank, N.A., as contractual collateral agent for itself and certain other lenders (collectively, "Lender") as security for Pinnacle Gas Resources, Inc.'s present and future obligations to the Lender. Until [hedge provider] is notified in writing by Texas Capital Bank, N.A., to pay to Texas Capital Bank, N.A., amounts due Pinnacle Gas Resources, Inc., hereunder, [hedge provider] may continue to make such payments to Pinnacle Gas Resources, Inc."; and

                        (v)   The Collateral Agent shall have received for the benefit of the Lenders first and prior perfected security interests pursuant to security agreements in form and substance reasonably satisfactory to the Collateral Agent in the Borrower's right, title and interest in and to the Commodity Hedging Agreements of the Borrower; or

        (b)   identified and described on Schedule One and otherwise satisfying the requirements of subclauses (ii), (iii), (iv) and (v) of clause (a) of this definition; or

        (c)   in the form of minimum price guarantees or "floors", limited to 100% of the net monthly production from the Borrower's Oil and Gas Properties not subject to Commodity Hedging Agreements under clause (a) of this definition and otherwise satisfying the requirements of subclauses (ii), (iii), (iv) and (v) of clause (a) of this definition.

        "Acceptable Hedging Agreements" means Acceptable Commodity Hedging Agreements and Acceptable Rate Management Transactions.

        "Acceptable Rate Management Transactions" means any Rate Management Transaction meeting all of the following criteria:

                        (i)    The terms thereof are reasonably satisfactory to the Collateral Agent; and

                        (ii)   The Persons with whom such Transactions are effected are satisfactory to the Collateral Agent.

        "Adjusted LIBO Rate" means, with respect to any Eurodollar Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate plus (ii) three (3)  percent (3.00%).

        "Administrative Questionnaire" means, with respect to each Lender, an administrative detail reply form, if any, prepared by the Administrative Agent and completed and submitted by such Lender to the Administrative Agent.

        "Advance" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

        "Affected Loans" has the meaning assigned such term in Section 3.7.

        "Affiliate" means, with respect to a Person, (a) any Person owning, Controlling or holding with power to vote 10% or more of the outstanding voting interests of the referenced Person, (b) any Person 10% or more of whose outstanding voting interests are directly or indirectly owned, Controlled or held with power to vote by the referenced Person, (c) any Person directly or indirectly Controlling, Controlled by or under common Control with the referenced Person, (d) any relative within the third degree of kindred of the referenced Person, or (e) any officer, director, limited liability company manager, trustee, beneficiary, employee or general partner of the referenced Person or of any Person referred to in clauses (a), (b), (c) or (d) of this definition. The term "Affiliates" shall include Affiliates of Affiliates (and so on).

        "Administrative Agent" means Encore Bank, in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

        "Agents" mean the Administrative Agent and the Collateral Agent.

        "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders hereunder, as reduced or increased from time to time pursuant to the terms hereof.

        "Agreement" or "Credit Agreement" means this Credit Agreement, as the same may hereafter be modified or amended from time to time.

        "Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

        "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.3), and accepted by the Administrative Agent, in the form attached hereto and labeled "Form of Assignment and Assumption" or any other form approved by the Administrative Agent.

        "Borrower" means Pinnacle Gas Resources, Inc., a Delaware corporation.

        "Borrowing Base" means the amount most recently determined and designated by the Collateral Agent, and approved by all of the Lenders, as the Borrowing Base in accordance with Section 2.8.1, as such Borrowing Base is reduced in accordance with Section 2.8.2. The Borrowing Base under Section 2.8.1 was determined to be $5,500,000 as of July 1, 2004, and is deemed to be $5,500,000 as of the Closing Date. In addition to any other reductions in the Borrowing Base required by this Agreement, the Borrowing Base shall be automatically reduced by the amount of each cash dividend paid on the Series A Preferred Stock, each such reduction to be effective on the date of such dividend.

        "Borrowing Base Deficiency" means, as of the date of determination of a new Borrowing Base under Section 2.8.1, the amount, if any, by which the outstanding principal balance of the Notes of all Lenders exceeds the Borrowing Base.

        "Borrowing Date" means a date on which an Advance is made or is to be made to the Borrower hereunder.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas, are authorized or required by law to remain closed; and if such day relates to an Advance or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Advance or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

        "Change of Control Event" means the failure of DLJ Merchant Banking Partners III, L.P. together with its Affiliates, or any Affiliate thereof, to cease to have the power to vote or direct the voting of a majority of the securities entitled to vote in any meeting of the shareholders of the Borrower.

        "Closing" means the consummation of the transactions contemplated herein.

        "Closing Date" means the date of this Agreement.

        "Collateral" means the Property pledged to the Collateral Agent or the Administrative Agent for the benefit of the Lenders (or to the Lenders directly) as security for the Notes and the other Obligations.

        "Collateral Agent" means Texas Capital Bank, N.A., in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Collateral Agent appointed pursuant to Article X.

        "Collateral Value" means, with respect to any Oil and Gas Property, the positive dollar amount which such Oil and Gas Property contributed to the most recently determined Borrowing Base.

        "Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding in the aggregate at any time outstanding the lesser of (i) the amount set forth opposite its name in Annex I hereto or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 12.3.2, (ii) such Lender's Percentage Share of the then effective Borrowing Base or (iii) the face amount of the Note held by such Lender; unless the Commitments of the Lenders shall have been terminated.

        "Commodity Hedging Agreements" means any swap agreement, cap, floor, collar, exchange transaction, forward agreement, or other exchange or protection agreement relating to hydrocarbons or any option with respect to any such transaction, including any derivative financial instruments.

        "Compliance Certificate" means a certificate, substantially in the form attached hereto entitled "Form of Compliance Certificate", executed by a Responsible Representative of the Borrower and furnished to the Administrative Agent for the benefit of the Lenders from time to time in accordance with Section 7.2.

        "Consolidated Subsidiaries" means as to the Borrower at any date, any Subsidiary of the Borrower, excluding the Montana Property Subsidiary, the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

        "Control", "Controlling" and "Controlled by" mean the ability (directly or indirectly through one or more intermediaries) to direct or cause the direction of the management or affairs of a Person, whether through the ownership of voting interests, by contract or otherwise.

        "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

        "Debt" of any Person means at any date, without duplication:

                        (i)    all obligations of such Person for money borrowed, including, without limitation, (a) the obligations of such Person for money borrowed by a partnership of which such Person is a general partner, (b) obligations, whether or not assumed, which are secured in whole or in part by the Property of such Person or payable out of the proceeds or production from Property of such Person, (c) any obligations of such Person in respect of letters of credit and repurchase agreements, and (d) net liabilities under interest rate swap, exchange or cap agreements;

                        (ii)   all obligations of such Person evidenced by notes, debentures, bonds or similar instruments;

                        (iii)  all obligations of such Person to pay the deferred purchase price of Property or services (except trade accounts arising in the ordinary course of business if interest is not paid or accrued thereon), provided that the obligation of such Person to pay under property earn-in agreements shall not constitute Debt except to the extent such property is so earned;

                        (iv)  all obligations of such Person as lessee under capital leases;

                        (v)   all liabilities which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet;

                        (vi)  all obligations of such Person under Hedging Agreements; and

                        (vii) all Guarantees by such Person of Debt of another Person.

        "Default" means the occurrence of an Event of Default or any event which with notice, lapse of time or both would, unless cured or waived, become an Event of Default.

        "Default Rate" means a per annum interest rate equal to three percent (3.0%) plus the Floating Rate from time to time in effect; but in no event exceeding the Highest Lawful Rate.

        "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

        "Environmental Complaint" shall mean any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of the Borrower, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of the Borrower or the business conducted thereon.

        "Environmental Laws" shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of the Borrower is situated, as they may be cited, referenced, and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

        "Environmental Liability" means any claim, demand, obligation, cause of action, accusation, allegation, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other cost or expense whatsoever, including reasonable attorneys' fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien.

        "Environmental Lien" means a Lien in favor of a Tribunal or other Person (i) for any liability under an Environmental Law or (ii) for damages arising from or costs incurred by such Tribunal or other Person in response to a release or threatened release of hazardous or toxic waste, substance or constituent into the environment.

        "Equity Interests" means, with respect to any Person, ownership and other equity interests in such Person and rights to convert into ownership or other equity interests in such Person or to otherwise acquire ownership or other equity interests in such Person.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all presently effective and future regulations issued pursuant thereto.

        "ERISA Affiliate" means the Borrower, all of its Subsidiaries and any other member of the Controlled Group.

        "Event of Default" has the meaning stated in Section 8.1 hereof.

        "Eurodollar", when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Final Maturity Date" or "Final Maturity" means October 1, 2007, or such earlier date on which the payment of the Notes is accelerated.

        "Floating Rate" means for any day a per annum interest rate equal to the sum of one half of one percent (1/2 of 1.00%) plus the Prime Rate from time to time in effect.

        "Funded Debt" has the meaning assigned such term in Section 7.15.3.

        "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof. Any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of such Boards) in order to continue as a generally accepted accounting principle or practice may be so changed. In the event of a change in GAAP, the Loan Documents shall continue to be construed in accordance with GAAP as in existence on the date hereof.

        "Governmental Authority" means any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

        "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing or in effect guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to make reimbursement in connection with any letter of credit or to maintain financial statement conditions, by "comfort letter" or other similar undertaking of support or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). The term "Guarantee" includes the pledging or other encumbrance of assets by a Person to secure the obligations of another Person and restrictions or limitations on a Person or its assets agreed to in connection with the obligations of another Person, but does not include endorsements for collection or deposit in the ordinary course of business; and "Guaranteed" by a Person shall mean the act or condition of providing a Guarantee by such Person or permitting a Guarantee of such Person to exist.

        "Guaranty" means, for any Major Subsidiary, the unconditional and unlimited guaranty of such Major Subsidiary in favor of the Lenders guarantying the Obligations of the Borrower to the Lenders, substantially in the form of that attached hereto labeled "Form of Subsidiary Guaranty".

        "Hazardous Substances" shall mean (a) any "hazardous substance", as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"); (b) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended; (c) any petroleum product; or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable Environmental Law, including any applicable Environmental Law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

        "Hedging Agreement" means a Commodity Hedging Agreement and a Rate Management Transaction.

        "Hedge Termination Value" means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) preceding, the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined by the counterparties to such Hedging Agreements.

        "Highest Lawful Rate" means, as to any Lender, the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received by such Lender under applicable laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow. To the extent the laws of the State of Texas are applicable for the purpose of determining the "Highest Lawful Rate", such term shall mean the "weekly ceiling" from time to time in effect as referred to and defined in Chapter 303 of the Finance Code of Texas, as amended. The determination of the Highest Lawful Rate shall, to the extent required by applicable law, take into account as interest paid, taken, received, charged, reserved or contracted for any and all relevant payments or charges under the Loan Documents.

        "Indemnified Parties" has the meaning given such term in Section 7.18.

        "Insolvency Proceeding" of any Person means application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of such Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

        "Interest Election Request" means a request by the Borrower to convert or continue an Advance in accordance with Section 2.3.

        "Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each month and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Advance of which such Loan is a part.

        "Interest Period" means with respect to any Eurodollar Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Advance that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance.

        "Investment" in any Person shall mean the acquisition or holding of any stock, bond, note, or other evidence of Debt, partnership interest or any other Security (other than current trade and customer accounts) of such Person.

        "Lenders" means the financial institutions listed on the signature pages of this Agreement and their respective successors and assigns.

        "Lending Installation" means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to the provisions hereof.

        "LIBO Rate" means, with respect to any Eurodollar Advance for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Advance for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

        "Lien" means, as to any Property of any Person, (a) any mortgage, deed of trust, lien, pledge, hypothecation, or security interest in, on or of such Property, or any other charge or encumbrance on any such asset to secure Debt or liabilities, but excluding any right to netting or setoff, (b) the interest of a vendor under any conditional sale agreement or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property (c) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities and (d) the signing or filing of a financing statement which names the Person as debtor, or the signing of any security agreement.

        "Limitation Period" shall mean, with respect to any Lender, any period while any amount remains owing on the Note payable to such Lender when interest on such amount, calculated at the applicable interest rate plus any fees or other sums payable to such Lender under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

        "Loan" means, with respect to a Lender, that portion of any Advance made by such Lender.

        "Loan Documents" or "Loan Papers" shall mean this Agreement, the Notes, the Security Documents, the Guaranties and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Notes, or the Security Documents, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect (exclusive of term sheets and commitment letters).

        "Major Subsidiary" shall mean a Subsidiary of the Borrower (other than the Montana Property Subsidiary), all of the Equity Interests of which are owned directly by the Borrower (and not indirectly through any other Subsidiary) and are Controlled by the Borrower, and which has executed and delivered to the Administrative Bank for the benefit of the Lenders, a duly authorized Guaranty.

        "Margin Regulations" means Regulations T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Material Adverse Effect" shall mean for the Borrower (i) any materially adverse effect on the business, operations, properties, results of operations or condition (financial or otherwise), of the Borrower and its Major Subsidiaries, taken as a whole, (ii) any material adverse effect upon the business operations, properties, results of operations or condition (financial or otherwise) of the Borrower which increases the risk that any of the Debt of the Borrower will not be repaid as and when due, or (iii) any material adverse effect upon the Collateral or the priority or enforceability of the Liens securing the Notes.

        "Material Agreement" means, with respect to any Person, any written or oral agreement, contract, commitment, or understanding to which such Person is a party, by which such Person is directly or indirectly bound, or to which any Property of such Person may be subject, which is material to the business or operations of such Person and is not cancelable by such Person upon notice of 90 days or less without (i) liability for further payment in excess of $250,000 or (ii) forfeiture of Property having an aggregate value in excess of $250,000.

        "Material Debt" means, as to any Person, Debt (other than the Notes) of such Person aggregating in excess of $250,000. For purposes of determining Material Debt, the "principal amount" of the obligations of the Borrower in respect of any Hedging Agreement at any time shall be the Hedge Termination Value.

        "Montana Oil and Gas Properties" means the undeveloped Oil & Gas Properties owned by the Borrower as of the Closing Date and situated in the State of Montana.

        "Montana Property Subsidiary" means a Subsidiary of the Borrower, to which the Borrower has contributed and transferred the Montana Oil and Gas Properties.

        "Mortgages" mean deeds of trust, mortgages, assignments of production, security agreements, collateral mortgages, and acts of pledge in form and substance acceptable to the Collateral Agent to be executed by the appropriate Person pursuant to which the Collateral Agent is granted a Lien on the Collateral for the benefit of the Lenders.

        "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which more than one employer is obligated to make contributions and which is subject to Title IV of ERISA.

        "Note" means a promissory note issued pursuant hereto in substantially the form attached hereto entitled "Form of Promissory Note", duly executed by the Borrower and payable to the order of a Lender, including any amendment, modification, renewal or replacement of such promissory note. The face amount of the Notes issued to the Lenders hereunder might not be in proportion to their respective Commitments.

        "Notice of Borrowing" or "Borrowing Notice" or "Borrowing Request" means the notice referred to in Section 2.2.

        "Obligations" shall mean, without duplication, (i) all Debt evidenced by the Notes, (ii) the obligation of the Borrower for the payment of the fees payable hereunder or under the other Loan Documents, and (iii) all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent and the Lenders, now existing or hereafter incurred under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

        "Officer's Certificate" means a certificate signed by a Responsible Representative.

        "Oil and Gas Properties" shall mean fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto.

        "Participants" has the meaning given such term in Section 12.2.

        "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

        "Percentage Share" shall mean, as to each Lender, the ratio, expressed as a percentage, of (i) such Lender's Commitment divided by the Aggregate Commitment of all Lenders or (ii) if the Commitments have been terminated, the principal amount outstanding under such Lender's Note divided by the aggregate principal amount outstanding under all of the Notes.

        "Permitted Indebtedness" means (i) the Obligations, (ii) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 90 days beyond the invoice date therefor or are being contested in good faith and as to which such reserve as is required by GAAP has been made and on which interest charges are not paid or accrued, (iii) Debt arising under Acceptable Hedging Agreements, (iv) income and other taxes payable that are not overdue, (v) accrued abandonment liabilities, (vi) Debt in the form of royalties, overriding royalties and working interest revenues in the ordinary course of business due to non-Affiliates of the Borrower, (vii) Permitted Subordinated Indebtedness, (viii) letters of credit or performance bonds required to be obtained by the Borrower or any Major Subsidiary in the normal course of its business to assure the proper plugging and abandonment of oil or gas drilling or production locations or bonds required by any governmental agency or instrumentality in the normal course of the Borrower's or any Major Subsidiary's business, and (ix) Debt represented by promissory notes from time to time executed and delivered by the Borrower or any Major Subsidiary to insurance companies to finance insurance premiums over the term of the policies.

        "Permitted Investments" means Investments acquired for cash (except as provided otherwise in clause (vi) below) in (i) indebtedness, evidenced by notes maturing not more than 180 days after the date of issue, issued or guaranteed by the government of the United States of America, (ii) certificates of deposit maturing not more than 180 days after the date of issue, issued by any Lender or by commercial banking institutions each of which is a member of the Federal Reserve System and which has combined capital and surplus and undivided profits of not less than $50,000,000, (iii) commercial paper, maturing not more than 90 days after the date of issue, issued by (a) any Lender (or any parent corporation of any Lender) or (b) a corporation (other than an Affiliate of the Borrower) with a rating of "P1" (or its then equivalent) according to Moody's Investors Service, Inc., "A-1" (or its then equivalent) according to Standard & Poor's Corporation or "F-1" (or its then equivalent) according to Fitch's Investors Services, Inc., (iv) such other instruments, evidences of indebtedness or investment securities as the Administrative Agent may approve, (v) Major Subsidiaries or (vi) the Montana Property Subsidiary in the form of the contribution by the Borrower to the Montana Property Subsidiary of the Montana Oil and Gas Properties and up to $100,000 of cash.

        "Permitted Liens" means, with respect to any Property:

                (i)    Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

                (ii)    Liens in connection with workers' compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

                (iii)    statutory landlord's liens, operators', vendors', carriers', warehousemen's, repairmen's, mechanics', suppliers', workers', materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

                (iv)    contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for sale, purchase, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, royalty and overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP;

                (v)    Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with such creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by bank regulators and no such deposit account serves as collateral to any Person other than the Collateral Agent or the Administrative Agent;

                (vi)    easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or materially impair the value of such Property subject thereto;

                (vii)    Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business (excluding, in each case, obligations constituting Debt);

                (viii)    judgment Liens in respect of judgments that do not constitute an Event of Default;

                (ix)    Liens securing the payment of any Obligations;

                (x)    Liens on Property not constituting Collateral for the Obligations and not otherwise permitted by any of the clauses of this definition; provided that the aggregate principal or face amount of all Debt secured under this clause (x) shall not exceed $50,000 at any time;

                (xi)    rights reserved to or vested in an governmental authority having jurisdiction to control or regulate any Oil and Gas Property in any manner whatsoever and all laws of such governmental authorities, so long as the Borrower is in compliance with all such laws, except for any non-compliance that would not result in a Material Adverse Effect;

                (xii)    consents to assignment and similar contractual provisions affecting an Oil and Gas Property to the extent and only to the extent, such consents are not affected by or required for the execution, delivery, performance and enforcement of any Loan Document;

                (xiii)    preferential rights to purchase and similar contractual provisions affecting an Oil and Gas Property to the extent and only to the extent, such consents are not affected by delivery of any Loan Document; and

                (xiv)    all defects and irregularities affecting title to an Oil and Gas Property that could not operate to reduce the net revenue interest for such Oil and Gas Property (if any), increase the working interest for such Oil and Gas Property (if any) without a corresponding increase in the corresponding net revenue interest, or otherwise interfere materially with the operation, value or use of such Oil and Gas Property or cause a Material Adverse Effect;

provided, that Liens described in clauses (i) through (v) above shall not constitute Permitted Liens upon the initiation of any foreclosure proceedings with regard to the Property encumbered by such Liens and; provided, further, no intention to subordinate the first priority Lien granted in favor of the Lender is hereby implied or expressed or is to be inferred by the permitted existence of such Permitted Liens.

        "Permitted Subordinated Indebtedness" means Debt that (i) is contractually subordinated in right of payment, collection, enforcement and Lien rights to the prior payment in full of the Obligations, (ii) neither permits or allows payment on such Debt in cash or other Property of the Borrower prior to the payment in full of the Obligations and (iii) cannot mature prior to the payment in full of the Obligations.

        "Person" means a corporation, an association, a joint venture, a limited liability company, a partnership, an organization, a business, an individual or a government or political subdivision thereof or any governmental agency.

        "Personal Property Collateral" with respect to a Person means all right, title and interest in such Person's accounts, equipment, general intangibles, inventory, investment property, and deposit accounts at any Lender, as such terms are defined in the UCC.

        "Plan" means any employee benefit plan which is covered by Title IV of ERISA.

        "Prime Rate" means, on any day, the prime rate as published in The Wall Street Journal's "Money Rates" table for such day. If multiple prime rates are quoted in such table, then the highest prime rate quoted therein shall be the Prime Rate. In the event that a prime rate is not published in The Wall Street Journal's "Money Rates" table for any reason or The Wall Street Journal is not published that day, the Administrative Agent will choose a substitute Prime Rate, for purposes of calculating the interest rate applicable hereunder, which is based on comparable information, until such time as a prime rate is published in The Wall Street Journal's "Money Rates" table. In this connection, such prime rate for each Saturday, Sunday or day for which banks are authorized to be closed in the state of Texas shall be the most recent prime rate so published if published no more than three days prior to such date. Each change in the Prime Rate shall become effective without notice to the Borrower on the effective date of each such change.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

        "Purchasers" has the meaning given such term in Section 12.3.

        "PV9 Value" means the net present value of the oil and gas to be produced from the Oil and Gas Properties of the Borrower included in the most recent determination of the Borrowing Base, calculated using a discount rate of nine percent (9.00%) per annum and reserve estimates, prices, production rates and costs acceptable to the Collateral Agent.

        "Rate Management Transaction" shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, equity prices or other financial measures.

        "Regulation D" means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Release of Hazardous Substances" shall mean any emission, spill, release, disposal, or discharge, except in accordance with a valid permit, license, certificate, or approval of the relevant Governmental Authority, of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of the Borrower.

        "Required Lenders" means Lenders (two of whom must be the Administrative Agent and the Collateral Agent) in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders (two of whom must be the Administrative Agent and the Collateral Agent) in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the Notes.

        "Requirement of Law" means, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

        "Responsible Representative" means as to the Borrower, its chief executive officer, its president and its chief financial officer.

        "Restricted Payment" means:

                (i)    the declaration or payment of any dividend on, or the incurrence of any liability to make any other payment or distribution in respect of, any shares of or other ownership interests in the Borrower, other than dividends or distributions payable in capital stock, or options, warrants or other rights to purchase the capital stock, of the Borrower;

                (ii)    any payment or distribution on account of the purchase, redemption or other retirement of any Equity Interests in the Borrower, or of any warrant, option or other right to acquire such Securities or such other ownership interests, or any other payment or distribution made in respect thereof, other than in exchange for capital stock of the Borrower, either directly or indirectly; or

                (iii)    the repayment by the Borrower of any Debt owed to an Affiliate (other Debt owed to a Major Subsidiary), except as specifically permitted in the Loan Documents.

        "Revolving Credit Period" means the period commencing on the Closing Date and ending on the Final Maturity Date.

        "Security" means any stock, share, voting trust certificate, limited or general partnership interest, member interest, bond, debenture, note, or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instrument commonly known as a "security" or any certificate of interest, share or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

        "Security Documents" or "Security Instruments" means the security instruments executed and delivered in satisfaction of the condition set forth in Section 5.2.3, and all other documents, instruments and guaranties at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.

        "Series A Preferred Stock" means the Borrower's Series A Redeemable Preferred Stock, par value $0.01 per share, established under the Certificate of Designation on file with the Secretary of State of Delaware on the date hereof.

        "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        "Subsidiary" means for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person. The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on).

        "Taxes" means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or charges, or other charges of any nature whatsoever from time to time or at any time imposed by any law or Tribunal.

        "Transferee" shall have the meaning given such term in Section 12.4.

        "Tribunal" means any court, tribunal, governmental body, agency, arbitration panel, or instrumentality.

        "Type", when used in reference to any Loan or Advance, refers to whether the rate of interest on such Loan, or on the Loans comprising such Advance, is determined by reference to the Floating Rate or the Adjusted LIBO Rate.

        "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

        "Unused Commitment" means, at any time for a Lender, an amount (not less than zero) equal to the remainder, if any, of the (a) Commitment for such Lender in effect at such time minus (b) the outstanding principal amount owed to such Lender under its Note at such time.

        1.2.    Types of Loans and Advances.    For purposes of this Agreement, Loans and Advances, respectively, may be classified and referred to by Type (e.g., a "Eurodollar Loan" or a "Eurodollar Advance").

        1.3.    Accounting Terms and Determinations; Changes in Accounting.

                  1.3.1.    Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the independent public accountants and with respect to which the Borrower shall have promptly notified the Administrative Agent on becoming aware thereof) with the most recent financial statements of the Borrower delivered to the Administrative Agent.

                  1.3.2.    The Borrower will not change its method of accounting, other than immaterial changes in methods, changes permitted by GAAP in which the Borrower's independent public accountants concur and changes required by a change in GAAP, without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed by any Lender.

        1.4.    References.    References in this Agreement to Exhibits, Schedules, Annexes, Appendixes, Attachments, Articles, Sections or clauses shall be to exhibits, schedules, annexes, appendixes, attachments, articles, sections or clauses of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Schedule, Annex, Appendix, Attachment, Article, or Section in which such reference appears. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; specific enumeration shall not exclude the general but shall be construed as cumulative; the word "or" is not exclusive; the word "including" (in its various forms) shall mean "including, without limitation"; in the computation of periods of time, the word "from" means "from and including" and the words "to" and "until" mean "to but excluding"; and all references to money refer to the legal currency of the United States of America. The Exhibits, Schedules, Annexes, Appendixes and Attachments attached to this Agreement and items referenced as being attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

ARTICLE II

TERMS OF FACILITIES

        2.1.    Reducing Revolving Line of Credit.

                  2.1.1.    During the Revolving Credit Period, and if no Default exists, each Lender severally agrees, subject to the other terms and conditions of this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed, in the aggregate at any time outstanding, its Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

                        (i)    Each Loan shall be made as part of an Advance consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

                        (ii)    Subject to the terms hereof, each Advance shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

                        (iii)    At the commencement of each Interest Period for any Eurodollar Advance, such Advance shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $25,000. At the time that each ABR Advance is made, such Advance shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $25,000; provided that an ABR Advance may be in an aggregate amount that is equal to the aggregate Unused Commitment of the Lenders. Advances of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Advances outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Advance if the Interest Period requested with respect thereto would end after the Final Maturity Date.

                  2.1.2.    No Lender shall be obligated to lend to the Borrower, and the Borrower shall not be entitled to borrow hereunder, any amount which would cause the outstanding principal amount of the Note held by such Lender to exceed its Commitment.

        2.2.    Method of Borrowing.

                  2.2.1.    The Borrower shall give the Administrative Agent an irrevocable notice (a "Notice of Borrowing" or "Borrowing Notice" or "Borrowing Request"), in a form approved by the Administrative Agent and signed by the Borrower, not later than (a) in the case of a Eurodollar Advance, not later than 11:00 a.m., Houston time, three (3) Business Days before the date of such proposed Advance or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Houston, Texas time, on the date of such proposed Advance. Each Notice of Borrowing shall specify:

                        (i)    the Borrowing Date, which shall be a Business Day, of such requested Advance;

                        (ii)    the aggregate amount of such requested Advance;

                        (iii)    whether such Advance is to be an ABR Advance or a Eurodollar Advance; and

                        (iv)    in the case of a Eurodollar Advance, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period".

If no election as to the Type of Advance is specified, then the requested Advance shall be an ABR Advance. If no Interest Period is specified with respect to any requested Eurodollar Advance, then the Borrower shall be deemed to have selected an Interest Period of one (1) month's duration. Each Notice of Borrowing shall constitute a representation by the Borrower that the amount of the requested Advance shall not cause the total principal of the Notes to exceed the Aggregate Commitment (i.e., the Borrowing Base then in effect).

                  2.2.2.    Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender's share of the requested Advance, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

                  2.2.3.    (a) Each Lender shall make each Loan to be made by it hereunder on the proposed Borrowing Date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained at the Administrative Agent. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

                        (b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Advance that such Lender will not make available to the Administrative Agent such Lender's Percentage Share of such Advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2.3 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Advance available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Advance.

        2.3.    Interest Elections for Conversions and Continuations.

                  2.3.1.    Each Advance initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Eurodollar Advance, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Advance to a different Type or to continue such Advance and, in the case of a Eurodollar Advance, may elect Interest Periods therefor, all as provided in this Section 2.3. The Borrower may elect different options with respect to different portions of the affected Advance, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Advance, and the Loans comprising each such portion shall be considered a separate Advance.

                  2.3.2.    To make an election pursuant to this Section 2.3, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Notice of Borrowing would be required under Section 2.2.1 if the Borrower were requesting an Advance of the Type resulting from such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

                  2.3.3.    Each telephonic and written Interest Election Request shall specify the following information and be in compliance with Section 2.1:

                        (i)    the Advance to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Advance (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Advance);

                        (ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

                        (iii)    whether the resulting Advance is to be an ABR Advance or a Eurodollar Advance; and

                        (iv)    if the resulting Advance is a Eurodollar Advance, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Advance but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one(1) month's duration.

                  2.3.4.    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Advance.

                  2.3.5.    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Advance prior to the end of the Interest Period applicable thereto, then, unless such Advance is repaid as provided herein, at the end of such Interest Period such Advance shall be converted to an ABR Advance. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing: (i) no outstanding Advance may be converted to or continued as a Eurodollar Advance (and any Interest Election Request that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Advance shall be ineffective) and (ii) unless repaid, each Eurodollar Advance shall be converted to an ABR Advance at the end of the Interest Period applicable thereto.

        2.4.    Notes.

                  2.4.1.    The Loans of each Lender shall be evidenced by a Note issued pursuant hereto by the Borrower, payable to the order of such Lender.

                  2.4.2.    Upon receipt of each Lender's Note pursuant to Section 5.2.2, the Administrative Agent shall forward such Note to such Lender.

                  2.4.3.    The outstanding principal balance of the Note of a Lender reflected by the notations (whether handwritten, electronic or otherwise) by such Lender on its records shall be deemed rebuttably presumptive evidence of the principal amount owing on its Note.

                  2.4.4.    Each Lender may record the date, amount, Type, interest rate and, if applicable, Interest Period, amount of each payment of principal or interest made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Lender is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

        2.5.    Certain Mandatory Payments and Prepayments of Principal.    If at any time the aggregate principal of the Notes outstanding exceeds the Aggregate Commitment then in effect, the Borrower shall on the day of such occurrence, repay the principal of the Notes in an amount equal to such excess, except that if the circumstances described in this Section are the direct result of a new determination of the Borrowing Base under Section 2.8.1, then the provisions of Section 2.8.3 shall apply.

        2.6.    Interest Rates.

                  2.6.1.    Each Loan comprising an ABR Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such ABR Advance is made or is automatically converted from a Eurodollar Advance into an ABR Advance pursuant to Section 2.6.4, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.6.4, at a rate per annum equal to the lesser of (a) the Floating Rate or, if applicable, such higher rate as is specified in Section 3.3 or (b) the Highest Lawful Rate.

                  2.6.2.    Each Loan comprising a Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period equal to the lesser of (a) the Adjusted LIBO Rate for the Interest Period in effect for such Advance or, if applicable, such higher rate as is specified in Section 3.3 or (b) the Highest Lawful Rate.

                  2.6.3.    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Final Maturity Date; provided that interest accrued pursuant to Section 3.3 shall be payable on demand.

                  2.6.4.    If prior to the commencement of any Interest Period for a Eurodollar Advance:

                          (a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

                          (b)    the Administrative Agent is advised by any Lender that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining its or their Loans included in such Advance for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Advance shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Advance, such Advance shall be made as an ABR Advance.

                  2.6.5.    Each change in the rate of interest charged hereunder shall become effective automatically and without notice to the Borrower upon the effective date of each change in the Floating Rate or the Highest Lawful Rate, as the case may be.

                  2.6.6.    In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        2.7.    Unused Commitment Fees; Engineering Fees; Facility Fees; Authorized Payments by Lender.

                  2.7.1.    The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a commitment fee of one-half of one percent (1/2 of 1%) per annum, calculated daily on the actual number of days the Commitments are outstanding on the amount of the aggregate Unused Commitment of the Lenders in effect from time to time, such commitment fee to be payable quarterly as it accrues on January 1, 2005, and on each April 1, July 1, October 1 and January 1 occurring thereafter and upon termination of the Commitments.

                  2.7.2.    The Borrower shall pay to the Collateral Agent on the Closing Date an engineering fee (an "Engineering Fee") in the amount of $3,500 exclusively for the account of the Collateral Agent and thereafter shall pay to the Collateral Agent exclusively for the account of the Collateral Agent an engineering fee in the amount of $3,000 (or $5,000 if the Borrowing Base exceeds or has ever exceeded $6,000,000) for each scheduled determination of the Borrowing Base or Borrower requested determination of the Borrowing Base, and $1,500 for each discretionary determination of the Borrowing Base. Notwithstanding the foregoing, if the internal engineers of the Collateral Agent are unable to perform the engineering review of the Properties of the Borrower, then the Borrower will pay the actual fees and expenses of any third-party engineers retained by the Collateral Agent to prepare an engineering report or perform an engineering review; provided, however, that in such event, the Borrower shall not be required to pay the Engineering Fee. All fees under this Section shall be payable at the time of each scheduled, discretionary or Borrower requested determination of the Borrowing Base referred to in Section 2.8.1 or at the time of a redetermination of the Borrowing Base required under Section 7.9.2.

                  2.7.3.    To compensate for the costs of the extension of credit hereunder, the Borrower shall pay to the Administrative Agent, to be shared equally by the Administrative Agent and the Collateral Agent, (i) on the Closing Date, a facility fee in the amount of $27,500 and (ii) thereafter upon each determination of an increase in the Borrowing Base pursuant to Section 2.8.1, a facility fee in the amount of one percent (1.00%) of the amount by which the Borrowing Base is increased over that in effect on the date of such determination.

                  2.7.4.    To compensate the Lenders for the cost of processing requests for waivers of and amendments to the provisions of this Agreement or the other Loan Documents, the Borrower shall pay to each Lender at the time of granting such waiver or entering into such amendment, the amount of $1,000 plus such additional amount as the Lenders and the Borrower shall specify or agree in such waiver or amendment.

                  2.7.5.    The Lenders are irrevocably authorized to make Loans under the Notes for the payment of the fees and expenses of the Agents and the Lenders required to be paid by the Borrower hereunder, if such fees are not otherwise paid when due. The Administrative Agent shall pay over such Loan proceeds to itself or directly to such other Persons entitled to payment hereunder.

        2.8.    Determination of Borrowing Base; Automatic Reductions in Borrowing Base; Borrowing Base Deficiency; Notice of Redeterminations; Requests for Reductions in Borrowing Base.

                  2.8.1.    On the basis of the information furnished to the Collateral Agent hereunder and such other reports, appraisals and information as the Collateral Agent may reasonably deem appropriate, the Collateral Agent, in consultation with the other Lenders, shall determine a new Borrowing Base quarterly as of January 1, 2005, April 1, 2005, July 1, 2005, and October 1, 2005, and each January 1 and July 1 occurring after October 1, 2005, prior to the Final Maturity Date or at any time it may elect if a Default has occurred which is continuing (the "scheduled determinations"), or at such other or additional times prior to the Final Maturity Date as the Administrative Agent or the Collateral Agent in their reasonable discretion may elect (the "discretionary determinations"), and the Collateral Agent, in consultation with the other Lenders, shall determine a new Borrowing Base at such additional times, but no more often than one (1) time in any 12-month period without the Collateral Agent's consent, as the Borrower may request (the "Borrower requested determinations"). Such determinations, if made, shall be in accordance with the customary practices and standards of the Collateral Agent for loans of a similar nature as in effect at the time such determinations are made (except that the Collateral Agent will make such downward adjustments to such determinations as are required by any Lender based on the practices and standards of such Lender) and shall be conclusive as to the Borrower, and any increases in the Borrowing Base must be approved by all of the Lenders and shall be subject to each Lender's complete credit approval process. The Borrowing Base resulting from the foregoing process will be the highest Borrowing Base which is acceptable to all of the Lenders. There is no duty, implied or explicit, on the Lenders to ever increase the Borrowing Base.

                  2.8.2.    The Borrowing Base shall be automatically reduced as of the 1st day of each month, commencing January 1, 2006, and continuing on the first day of each month thereafter until the Final Maturity Date. Such reductions in the Borrowing Base each month shall be in the amount of $0.00 per month unless redetermined as herein permitted. At the time of each new Borrowing Base determination under Section 2.8.1, the Required Lenders in accordance with the customary standards and practices of each such Lender, may increase the amount of such monthly reductions, and the Required Lenders may decrease the amount of such monthly reductions, but the monthly Borrowing Base reductions under this Section 2.8.2 shall be $0.00 prior to January 1, 2006. There is no duty, implied or explicit, on the Lenders to ever decrease the amount of the monthly Borrowing Base reduction amounts.

                  2.8.3.    Upon the occurrence of a Borrowing Base Deficiency, the Borrower shall, within thirty (30) days following notice by the Administrative Agent of the existence of such Borrowing Base Deficiency, do any one or more of the following in an aggregate amount at least equal to such Borrowing Base Deficiency: (i) make a prepayment of principal of the Notes or (ii) cause to be created first and prior perfected Liens (subject only to Permitted Liens) in favor of the Collateral Agent for the benefit of the Lenders, by instruments satisfactory to the Collateral Agent, on producing Oil and Gas Properties which in the opinion of each Lender would increase the Borrowing Base by an amount sufficient, in combination with clause (i) preceding, to eliminate such Borrowing Base Deficiency.

                  2.8.4.    Upon each redetermination of the Borrowing Base, the Administrative Agent will notify the Borrower of such determination (which notice may be orally communicated to the Borrower and confirmed promptly thereafter in writing if the Borrowing Base is being decreased or the monthly Borrowing Base reduction amount is being increased), and the Borrowing Base and the amount by which the Borrowing Base shall be reduced so communicated to the Borrower shall become effective immediately upon such notification (regardless of any Notice of Borrowing the Administrative Agent might have received) and shall remain in effect until the next subsequent redetermination of the Borrowing Base.

                  2.8.5.    The Borrower may at any time by written notice to the Administrative Agent request that the Borrowing Base be reduced (with no right of reinstatement) by an amount specified by the Borrower in such reduction notice, and the Borrowing Base shall be deemed so reduced upon receipt by the Administrative Agent of such reduction notice. Further, in the event the Borrower is advised of any increase in the Borrowing Base, the Borrower may decline to utilize the increased borrowing availability created thereby and by written notice to the Administrative Agent irrevocably refuse to accept all or a portion of such increase, but any such refusal notice received by the Administrative Agent more than three (3) Business Days following such increase in the Borrowing Base shall be treated as a Borrowing Base reduction notice under the immediately preceding sentence.

        2.9.    Termination of Commitments; Maturity of Loans; Right of Borrower to Cancel Commitments.

                  2.9.1.    The Commitment of each Lender shall terminate on the Final Maturity Date, unless terminated earlier in accordance with the terms hereof. If at any time the Aggregate Commitment or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

                  2.9.2.    The Notes shall finally mature no later than the Final Maturity Date and any unpaid principal of the Notes and accrued, unpaid interest thereon shall be due and payable on such date.

                  2.9.3.    The Borrower shall have the right upon payment in full of the Obligations to cancel in full (but not in part) the Aggregate Commitment, with no right of reinstatement.

ARTICLE III

GENERAL PROVISIONS

        3.1.    General Provisions as to Payments and Loans.

                  3.1.1.    All payments of principal and interest on the Notes and of fees hereunder shall be made, without setoff, deduction or counterclaim, by 12:00 noon (Houston, Texas time) on the date such payments are due in federal or other funds immediately available at the principal office of the Administrative Agent referred to in Article XIII and, if not made by such time or in immediately available funds, then such payment shall be deemed made when such funds are available to the Administrative Agent for its full and unrestricted use. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at such Lender's address specified pursuant to Article XIII. Except as otherwise provided herein, whenever any payment of principal of or interest on the Notes or of fees hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. The Administrative Agent is hereby authorized upon notice to the Borrower to charge the account of the Borrower maintained with the Administrative Agent, for each payment of principal, interest and fees if not otherwise paid by the Borrower when it becomes due hereunder.

                  3.1.2.    All payments made by the Borrower on the Notes shall be made free and clear of, and without reduction by reason of, any Taxes.

                  3.1.3.    All requests for Advances shall be made on a Business Day.

                  3.1.4.    All Loans shall be made available to the Borrower on a Business Day at the Administrative Agent's address referred to in Article XIII.

                  3.1.5.    All payments and fundings shall be denominated in United States of America dollars.

        3.2.    Computation of Interest.    Each determination hereunder of interest on the Note and fees hereunder based on per annum calculations shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day), subject to the limitations of the Highest Lawful Rate. The Floating Rate, Federal Funds Effective Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

        3.3.    Default Interest.    The principal of the Notes shall bear interest at the Default Rate during any time an Event of Default exists and, to the extent permitted by law, overdue interest on the Notes shall bear interest at the Default Rate.

        3.4.    Prepayments Permitted.

                  3.4.1.    The principal of the Notes and accrued interest thereon may be prepaid by the Borrower in whole or in part at any time and, except with respect to Eurodollar Advances, shall be without premium or penalty. Each prepayment of Advances pursuant to this Section shall be applied, first, ratably to any ABR Advances then outstanding, and, second, to any Eurodollar Advances then outstanding, and if more than one Eurodollar Advance is then outstanding, to each such Eurodollar Advance in order of priority beginning with the Eurodollar Advance with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Advance with the most number of days remaining in the Interest Period applicable thereto. Prepayments of Advances shall be accompanied by accrued interest to the date of prepayment. In the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

        3.5.    Limitation Period.    Notwithstanding anything herein or in the Notes to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Notes shall be the Highest Lawful Rate, and the obligation, if any, of the Borrower for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Lenders (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Lenders would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) the amount of all interest and fees otherwise payable to the Lenders but for the effect of such Limitation Period.

        3.6.    Telephonic Notices.

                  3.6.1.    The Borrower hereby authorizes the Administrative Agent to extend Advances, and to transfer funds, and hereby authorizes the Lenders to make Loans, based on telephonic, e-mail or other electronic notices made by any Person which the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic, e-mail or other electronic notices, signed by a Responsible Representative. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall be prima facie, but not conclusive, evidence of the matter notwithstanding anything to the contrary in such confirmation.

                  3.6.2.    The Administrative Agent will promptly notify each Lender of the contents of each Notice of Borrowing and Borrowing Base reduction notice received by it hereunder. The Administrative Agent will give each Lender and the Borrower prompt notice of each change in the interest rate applicable to the Loans.

                  3.6.3.    Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation, and the Note payable to such Lender shall be deemed held by each Lender for the benefit of its Lending Installation. Each Lender may, by written or facsimile notice to the Administrative Agent and the Borrower, designate, or change any previous designation of, the Lending Installation through which Loans will be made by it and for whose account Note payments are to be made.

                  3.6.4.    Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (A) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (B) in the case of payment by the Borrower, the interest rate applicable to the Notes.

        3.7.    Illegality.    Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender's obligation to make such Eurodollar Loans shall be suspended (the "Affected Loans") until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender's Affected Loans shall be applied instead to its ABR Loans.

ARTICLE IV

COLLATERAL

        4.1.    Security.

                  4.1.1.    To secure full and complete payment and performance of the Obligations of the Borrower to the Lenders, the Borrower will cause the appropriate Person to execute and deliver to the Collateral Agent the following documents and instruments:

                        (i)    the Mortgages from the Borrower granting to the Collateral Agent for the benefit of the Lenders a first and prior Lien on no less than 90% of the PV9 Value of the Oil and Gas Properties of the Borrower included in the Borrowing Base determination and on the Borrower's options to lease, seismic options, permits, records related to such Properties and seismic data, whether now owned or hereafter acquired, subject only to Permitted Liens.

                  4.1.2.    All documents delivered or to be delivered hereunder shall be in form and substance reasonably satisfactory to the Lender and its counsel and shall be supported by such legal opinions as required under Section 5.2.8.

                  4.1.3.    All Liens to be created by delivery of the documents referred to in this Section shall be first and prior perfected Liens in favor of the Collateral Agent for the benefit of the Lenders, subject only to Permitted Liens.

        4.2.    Financing Statements.    The Collateral Agent is authorized to complete and file financing statements in any state or other jurisdiction to perfect the security interests granted in the Loan Documents.

ARTICLE V

CONDITIONS PRECEDENT TO ADVANCES

The obligation of each Lender to make Loans comprising an Advance shall be subject to the satisfaction of each of the following conditions:

        5.1.    All Advances. In the case of each Advance hereunder:

                  5.1.1.    timely receipt by the Administrative Agent of a Notice of Borrowing and other items required to be included therewith;

                  5.1.2.    the fact that, immediately before such requested Advance, no Default shall have occurred and be continuing and that the making of any such Advance will not cause a Default;

                  5.1.3.    the fact that the representations and warranties of the Borrower contained in this Agreement (except the representations set forth in Sections 6.6, 6.7 and 6.10.1 and any representations made as of a specified date) shall be true on and as of the date of such Loan;

                  5.1.4.    each request for an Advance shall be deemed to be a representation and warranty by the Borrower on the date of such request, as to the facts specified in Sections 5.1.2 and 5.1.3; and

                  5.1.5.    the fact that each condition specified in Section 5.2 was satisfied at the time of the initial Advance hereunder or has been satisfied subsequent thereto or has been waived in writing by the Required Lenders.

        5.2.    Initial Loan.    In the case of the initial Advance:

                  5.2.1.    receipt by the Administrative Agent of the following:

                                (i)    copies of the Certificate of Incorporation, and all amendments thereto, of the Borrower, accompanied by a certificate that such copies are correct and complete, one issued by the Secretary of State of the state of incorporation or formation of the Borrower dated a current date, and one executed by an authorized representative of the Borrower dated the Closing Date;

                                (ii)   copies of the Bylaws, and all amendments thereto, of the Borrower, accompanied by a certificate that such copies are correct and complete of an authorized representative of the Borrower dated the Closing Date;

                                (iii)  certificates of the appropriate Tribunals of each jurisdiction in which the Borrower has an executive office or principal place of business, the Borrower was formed or in which any Collateral is located (if the Borrower is required to qualify to do business in such state), each dated a current date, to the effect that the Borrower is in good standing with respect to the payment of franchise and/or other Taxes and, if required by law, is duly qualified to transact business in such jurisdiction;

                                (iv)  certificates of incumbencies and signatures of all officers of the Borrower who will be authorized to execute or attest any of the Loan Documents on behalf of the Borrower, executed by an authorized representative of the Borrower, dated the Closing Date;

                                (v)   copies of resolutions approving the Loan Documents and authorizing the transactions contemplated therein, duly adopted by the Board of Directors of the Borrower, accompanied by a certificate of an authorized representative of the Borrower that such copies are true and correct copies of resolutions duly adopted at the meeting of, or by the unanimous written consent of, the Board of Directors (or authorized body serving a similar function) of the Borrower, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified or revoked in any respect, and are in full force and effect as of the Closing Date;

                  5.2.2.    receipt by the Administrative Agent of a duly executed Note for each Lender in the face amount of $15,000,000 (in the case of Encore Bank) and $15,000,000 (in the case of Texas Capital Bank, N.A.), each dated the Closing Date;

                  5.2.3.    receipt by the Collateral Agent of the documents described in Section 4.1.1, each duly executed and delivered by the appropriate Person;

                  5.2.4.    receipt by the Collateral Agent of such title data as the Collateral Agent may reasonably request, in form and substance and from attorneys or other Persons reasonably acceptable to the Collateral Agent, covering and confirming defensible title in the Borrower to no less than 90% of the PV9 Value of the Collateral and such other documentation and information reasonably required by the Collateral Agent to satisfy the Collateral Agent of the status of the title of such portion of the Collateral;

                  5.2.5.    receipt by the Collateral Agent of a certificate of ownership interests in form and substance reasonably satisfactory to the Collateral Agent, certifying as to the Borrower's ownership interest in its Oil and Gas Properties;

                  5.2.6.    receipt by the Collateral Agent of the results of searches of the UCC records of the state in which the Borrower was organized and of each state in which any Collateral is situated reflecting no Liens on the Collateral except Liens in favor of the Collateral Agent and Permitted Liens;

                  5.2.7.    receipt by the Administrative Agent of reasonably satisfactory evidence that prior Liens, if any, on the Collateral other than Permitted Liens are being released concurrently with the Closing;

                  5.2.8.    receipt by the Administrative Agent of the opinions of counsel to the Borrower in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and their counsel, including the opinions of local counsel in each jurisdiction in which the Mortgages are to be recorded. The Borrower hereby requests such counsel to deliver its opinions to the Administrative Agent and the Collateral Agent;

                  5.2.9.    receipt by the Administrative Agent of certificates of insurance from the insurance companies insuring the Borrower, confirming insurance for the Borrower as of the Closing Date meeting the standards of Section 7.4.1;

                  5.2.10.    receipt of evidence reasonably satisfactory to the Administrative Agent that Hedging Agreements satisfactory to all of the Lenders are in place on the Closing Date; and

                  5.2.11.    receipt by the Administrative Agent of such additional information and documentation as any Lender may reasonably require relating to the Loan Documents and the transactions contemplated hereby and thereby.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower hereby represents and warrants to each Lender as follows:

        6.1.    Existence and Power.    The Borrower:

                  6.1.1.    is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware;

                  6.1.2.    has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for such licenses, authorizations, consents and approvals the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect;

                  6.1.3.    is duly qualified to transact business as a foreign entity in each jurisdiction where the nature of its business requires the same, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; and

                  6.1.4.    owns, both beneficially and of record, all of its assets reflected in its financial statements delivered to the Lender, except for certain assets covered by conveyancing documents delivered to the Borrower which have not been recorded in the applicable county records and which, in the aggregate, are not of material value.

        6.2.    Corporate and Governmental Authorization; Contravention.    The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents are within the Borrower's power, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official (except that the perfection of Liens created by certain of the Security Documents may require the filing of financing statements, mortgages or similar instruments in the appropriate recordation offices), and do not contravene, or constitute a default under, any provision of applicable law or regulation (including, without limitation, the Margin Regulations) or any agreement creating or governing the Borrower or any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any Property of the Borrower, except Liens securing the Obligations.

        6.3.    Binding Effect.

                  6.3.1.    This Agreement constitutes a valid and binding agreement of the Borrower; the Notes, when executed and delivered in accordance with this Agreement, will constitute the valid and binding obligation of the Borrower; the Security Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Person purporting to execute the same; and

                  6.3.2.    Each Loan Document is enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

        6.4.    Subsidiaries.    The Borrower has no Subsidiaries as of the Closing Date.

        6.5.    Disclosure.    No document, certificate or statement delivered to the Administrative Agent by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact as of the date of such delivery. All information heretofore furnished by the Borrower to the Administrative Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent will be, as of the date of delivery thereof, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Administrative Agent in writing any and all facts known to the Borrower's management (except facts of general public knowledge) which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee) the business, operations, prospects or condition, financial or otherwise, of the Borrower or the ability of the Borrower to perform its obligations under this Agreement.

        6.6.    Financial Information.

                  6.6.1.    The financial information of the Borrower delivered to the Administrative Agent in connection with the request for this credit facility fairly present in all material respects, in conformity with GAAP, the financial position of the Borrower, except that certain information and note disclosures normally included with annual financial statements may be condensed or omitted provided that the disclosures made are adequate to make the information presented not misleading.

                  6.6.2.    Except as disclosed in writing by the Borrower to the Administrative Agent prior to the execution and delivery of this Agreement, since the dates referenced the financial information referred to in Section 6.6.1 above, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower.

        6.7.    Litigation.    Except as set forth on Schedule 6.7 hereto, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting the Borrower before any Tribunal or arbitrator which could reasonably be expected to have a Material Adverse Effect or which reasonably could in any material manner draw into question the validity of this Agreement or any other Loan Documents.

        6.8.    ERISA Plans.    Neither the Borrower nor any ERISA Affiliate of the Borrower currently sponsors, maintains or contributes to or has at any time sponsored, maintained or contributed to any Plan or any Multiemployer Plan.

        6.9.    Taxes and Filing of Tax Returns.

                  6.9.1.    The Borrower has filed or properly extended all returns required to have been filed or extended with respect to Taxes and has paid all Taxes shown to be due and payable by it on such returns, including interest and penalties, and all other Taxes which are payable by it, to the extent the same have become due and payable (unless, with respect to such other Taxes, the criteria set forth in Section 7.5 are being met). The Borrower does not know of any proposed assessment of Taxes of a material amount against it and all liabilities for Taxes of the Borrower are adequately provided for.

                  6.9.2.    The Borrower does not intend to treat the Loans as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4).

        6.10.    Title to Properties; Liens; Environmental Liability.

                  6.10.1.    The Borrower has good and defensible title to all Property purported to be owned by it (except for Permitted Liens). All Property of the Borrower is free and clear of all Liens other than Permitted Liens. Upon the recordation of the Security Documents in the appropriate recordation offices, the Liens covering the Collateral will be valid, enforceable, first and prior, perfected Liens in favor of the Collateral Agent for the benefit of the Lenders, subject only to Permitted Liens.

                  6.10.2.    The Borrower has not (i) received notice or otherwise learned of any Environmental Liability which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect arising in connection with (a) any non-compliance with or violation of the requirements of any Environmental Law or (b) the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment, or (ii) received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent into the environment for which the Borrower is or may be liable which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

                  6.10.3.    To the extent any of the following could reasonably be expected to have a Material Adverse Effect:

                                (i)    Except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no Release of Hazardous Substances by the Borrower from, affecting, or related to any Property of the Borrower or adjacent to any Property of the Borrower has occurred which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and

                                (ii)   No Environmental Complaint has been received by the Borrower which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

        6.11.    Business; Compliance.    The Borrower has performed and abided by all obligations required to be performed by it under any license, permit, order, authorization, grant, contract, agreement, or regulation to which it is a party or by which it or any of its Property is bound except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

        6.12.    Licenses, Permits, Etc.    The Borrower possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Tribunals as are necessary to carry on its business as now being conducted and to own its Properties except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

        6.13.    Compliance with Law.    The business and operations of the Borrower have been and are being conducted in accordance with all applicable laws, rules and regulations of all Tribunals, other than violations which could not reasonably be expected to (either individually or collectively) have a Material Adverse Effect.

        6.14.    Governmental Consent.    Except as contemplated by this Agreement, no consent, approval or authorization of, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and performance of this Agreement or any other Loan Documents by the Borrower that has not been obtained.

        6.15.    Investment Company Act.    The Borrower is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

        6.16.    Public Utility Holding Company Act; State Utility.

                  6.16.1.    The Borrower is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                  6.16.2.    The Borrower is not defined as a "utility" under the laws of the State of Texas or any other jurisdiction wherein the Borrower is required to qualify to do business.

        6.17.    Refunds; Certain Contracts.

                  6.17.1.    No orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in the Borrower being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Collateral.

                  6.17.2.    The Borrower (i) is not obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery, and (ii) except as set forth in Schedule 6.17.2, has not produced gas, in any material amount, subject to, and neither the Borrower nor any of the Collateral is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements.

        6.18.    No Default.    No Default has occurred which is continuing as of the Closing Date, and the receipt by the Borrower of the initial Advance will not cause a Default to exist.

ARTICLE VII
COVENANTS

So long as the Lenders are required to make Loans hereunder or any principal of or interest on the Notes shall remain unpaid, the Borrower will duly perform and observe each and all of the covenants and agreements hereinafter set forth:

        7.1.    Use of Proceeds.

                  7.1.1.    The Borrower will use the proceeds of the Loans solely to acquire Oil and Gas Properties, to explore for oil and gas on its Oil and Gas Properties, to develop its Oil and Gas Properties and for its general corporate purposes.

                  7.1.2.    The Borrower will not, directly or indirectly, use any of the proceeds of the Loans for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C. F. R. 221, as amended), or any "security that is publicly-held" within the meaning of Regulation T of such Board of Governors (12 C.F.R. 220, as amended), or otherwise take or permit any action which would involve a violation of such Regulation U, Regulation T or Regulation X (12 C.F.R. 224, as amended) or any other regulation of such Board of Governors. The Loans are not secured, directly or indirectly, in whole or in part, by collateral that includes any "margin stock" within the meaning of Regulation U. The Borrower will not engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of such Regulation U.

        7.2.    Financial Statements; Reserve Reports; Compliance Certificates; Certain Notice; Additional Information.

The Borrower will furnish to the Administrative Agent:

                  7.2.1.    (i) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, copies of the consolidated and consolidating statements of assets and liabilities of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year, and copies of the related statements of revenues and expenses, operations, contingent liabilities, changes in stockholders' equity and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP; which financial statements shall be audited by a firm of independent certified public accountants selected by the Borrower and reasonably acceptable to the Administrative Agent and accompanied by the unqualified opinion of such accountants.

                        (ii)   on or before the 45th day after the last day of each fiscal quarter of the Borrower, a copy of (a) the unaudited consolidated and consolidating statements of assets and liabilities of the Borrower and its Consolidated Subsidiaries as at the close of such quarter and from the beginning of such fiscal year to the end of such quarter and (b) the related statements of revenues and expenses, operations, contingent liabilities, changes in stockholders' equity and cash flows for the quarter just ended and for that portion of the year ending on such last day, all in reasonable detail and prepared on a basis consistent with the financial statements previously delivered by the Borrower under this Section 7.2.1.

                        (iii)  simultaneously with the delivery of each set of financial statements pursuant to the preceding clauses of this Section, a Compliance Certificate of the Borrower stating that such financial statements fairly and accurately reflect in all material respects the financial condition and results of operation of the Borrower on a consolidated basis for the periods and as of the dates set forth therein, subject, with respect to the quarterly unaudited statements, to changes resulting from normal year-end audit adjustments, and that the signers have reviewed the terms of this Agreement and the other Loan Documents, and have made, or caused to be made under their supervision, a review of the transactions and financial condition of the Borrower during the fiscal period covered by such financial statements, and that such review has not disclosed the existence during such period, and that the signers do not have knowledge of the existence as of the date of such certificate, of any condition or event which constitutes a Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto.

                        (iv)  within 30 days after each filing thereof by the Borrower with any Governmental Authority, complete copies of the federal and state income tax returns so filed.

                  7.2.2.    (i) within 45 days following the last day of each month end, production reports as of such last day in form and substance satisfactory to the Collateral Agent in its reasonable judgment, prepared by the Borrower containing data concerning production volumes, revenues and lease operating expenses for the Oil and Gas Properties of the Borrower and such other information with respect thereto as the Collateral Agent may reasonably request.

                        (ii)   within 15 days following each request by the Administrative Agent (but no more frequently than once every month), a report setting forth all accounts receivable and accounts payable of the Borrower as of the date specified by the Administrative Agent, such report to show the age of such accounts and such other information as the Administrative Agent shall reasonably request.

                        (iii)  as soon as available, and in any event on or before 60 days following each December 31st during the term of this Agreement, engineering reports in form and substance satisfactory to the Collateral Agent in its reasonable judgment, certified by any nationally—or regionally—recognized independent consulting petroleum engineers selected by the Borrower and acceptable to the Collateral Agent as fairly and accurately setting forth without limitation (a) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Oil and Gas Properties of the Borrower as of such December 31, (b) the aggregate present value of the future net income with respect to such Properties, discounted at a stated per annum discount rate of proven and producing reserves, (c) projections of the annual rate of production, gross income, and net income with respect to such proven and producing reserves, and (d) information with respect to the "take-or-pay," "prepayment," and gas-balancing liabilities of the Borrower and other Persons with respect to such Properties.

                        (iv)  as soon as available, in any event on or before September 30th of each year during the term of this Agreement, production reports in form and substance satisfactory to the Collateral Agent in its reasonable judgment, updating as of June 30th of such year the engineering report most recently delivered pursuant to clause (i) immediately preceding and containing such other information as the Collateral Agent shall reasonably request.

                        (v)   simultaneously with the delivery of any reports under above clauses of Section 7.2.2 (other than clause (iii) above), an Officer's Certificate from the Borrower certifying that such reports are true, accurate and complete in all material respects for the periods covered in such report.

                        (vi)  within 15 days after any material change in insurance coverage by the Borrower from that previously disclosed to the Administrative Agent, a report describing such change, and, within 60 days after each request by the Administrative Agent, certificates of insurance from the insurance companies insuring the Borrower describing the insurance coverage of the Borrower.

                  7.2.3.    (i) within 10 days after any Responsible Representative of the Borrower becomes aware of the occurrence of any condition or event which constitutes a Default, an Officer's Certificate of the Borrower specifying the nature of such condition or event, the period of existence thereof, what action the Borrower has taken or is taking and proposes to take with respect thereto and the date, if any, on which it is estimated the same will be remedied.

                        (ii)   if and when the Borrower (a) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (b) receives notice of complete or partial withdrawal liability under Title IV of ERISA, which liability could reasonably be expected to result in a Material Adverse Effect on the Borrower, a copy of such notice; or (c) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice.

                        (iii)  within 10 days following the Borrower's learning that it has received notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (a) the non-compliance with or violation of the requirements of any Environmental Law, (b) the release by the Borrower or from any Property of the Borrower or threatened release of any toxic or hazardous waste, substance or constituent into the environment, or (c) the existence of any Environmental Lien on any Properties of the Borrower, notice thereof.

                        (iv)  within 10 days following the Borrower's learning of any litigation or other event or circumstance which could reasonably be expected to result in a Material Adverse Effect, notice thereof.

            (v)   within 10 days after the occurrence thereof, notice of the change in identity or address of any Person remitting to the Borrower proceeds from the sale of hydrocarbon production from or attributable to any Collateral.

            (vi)  within 10 days after the occurrence thereof, notice of any Change of Control Event.

                7.2.4.    with reasonable promptness, such other information relating directly or indirectly to the financial condition, business or Properties of the Borrower as from time to time may reasonably be requested by the Administrative Agent.

        7.3.    Inspection of Properties and Books. Each of the Borrower and each Major Subsidiary will permit any officer, employee or agent of the Administrative Agent or the Collateral Agent to visit and inspect any of its Properties of the Borrower, to examine its books of account (and to make copies thereof and take extracts therefrom (a) at the expense of the Administrative Agent or the Collateral Agent, as applicable or (b) at the expense of the Borrower, if a Default has occurred and is continuing on the date of such visit, inspection or examination) and to discuss its affairs, finances and accounts (including transactions, agreements and other relations with any shareholders) with, and to be advised as to the same by, its officers and independent public accountants, all upon reasonable notice and at such reasonable times and intervals as the Administrative Agent or the Collateral Agent may desire.

        7.4.    Maintenance of Security; Insurance; Operating Accounts; Transfer Orders.

                7.4.1.    (i) The Borrower shall execute and deliver, or cause the appropriate Person to execute and deliver, to the Collateral Agent for the benefit of the Lenders all mortgages, deeds of trust, security agreements, financing statements, assignments and such other documents and instruments (including division and transfer orders), and supplements and amendments thereto, and take such other actions as the Collateral Agent reasonably deems necessary or desirable in order to (a) maintain as valid, enforceable, first-priority, perfected Liens (subject only to the Permitted Liens), all Liens granted to secure the Notes or (b) monitor or control the proceeds therefrom. The Borrower authorizes the Collateral Agent to complete and file, from time to time, financing statements naming the Borrower as debtor to perfect Liens granted by the Borrower to the Collateral Agent.

            (ii)   The Borrower shall take such action as may be reasonably requested by the Collateral Agent in order to maintain, or cause to be in effect at all times, first and prior Liens, subject to Permitted Liens, in favor of the Collateral Agent for the benefit of the Lenders by instruments properly recorded in the applicable jurisdictions on at least 90% by PV9 Value of the Oil and Gas Properties included in the most recent determination of the Borrowing Base.

            (iii)  The Borrower will at all times maintain or cause to be maintained insurance covering such risks as are customarily carried by businesses similarly situated.

                7.4.2.    From and after 30 days following the Closing Date, the Borrower will maintain its primary operating accounts with the Administrative Agent, although such requirement shall not be construed as requiring the Borrower to maintain deposit balances with such bank, and will deposit all revenues of the Borrower in such accounts.

                7.4.3.    The Borrower shall upon request of the Collateral Agent, execute such transfer orders, letters-in-lieu of transfer orders or division orders as the Collateral Agent reasonably may from time to time request in respect of the Collateral to effect a transfer and delivery to the Collateral Agent for the benefit of the Lenders of the proceeds of production attributable to the Collateral.

        7.5.    Payment of Taxes and Claims. The Borrower will pay (i) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (ii) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which have or might become a Lien (other than a Permitted Lien) on any of its assets; provided, however, that no payment of such Taxes or claims shall be required if (a) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted, (b) the Borrower shall have set aside on its books reserves (segregated to the extent required by GAAP) reasonably deemed by it to be adequate with respect thereto, and (c) if material, the Borrower has notified the Administrative Agent of such circumstances, in detail reasonably satisfactory to the Administrative Agent.

        7.6.    Payment of Debt; Additional Debt; Payment of Accounts.

                7.6.1.    Each of the Borrower and each Major Subsidiary will (i) pay, renew or extend or cause to be paid, renewed or extended the principal of, and the prepayment charge, if any, and interest on all Material Debt heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable unless such payment is prohibited by the Loan Documents or would cause a Default hereunder; (ii) faithfully perform, observe and discharge all unwaived covenants, conditions and obligations imposed on it by any instrument evidencing such Debt or by any indenture or other agreement securing such Debt or pursuant to which such Debt is issued unless such performance, observance or discharge would cause a Default hereunder; and (iii) not permit the occurrence of any act or omission which would constitute a material default under any such instrument, indenture or agreement.

                7.6.2.    Neither the Borrower nor any Major Subsidiary will create, incur or suffer to exist any Debt, except without duplication (i) Debt to the Lenders under this Agreement and (ii) Permitted Indebtedness.

                7.6.3.    Each of the Borrower and each Major Subsidiary shall pay all of its trade and other accounts payable within 90 days after the invoice date therefor, unless such payables are being contested in good faith by appropriate proceedings.

        7.7.    Negative Pledge. Neither the Borrower nor any Major Subsidiary will create, suffer to exist or otherwise allow any Liens to be on or otherwise to affect any of its Property whether now owned or hereafter acquired, except Permitted Liens.

        7.8.    Loans and Advances to Others; Investments; Restricted Payments; Subsidiaries.

                7.8.1.    Neither the Borrower nor any Major Subsidiary will make or suffer to exist any loan, advance or extension of credit to any Person except (i) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and which are payable in accordance with customary trade terms, (ii) Permitted Investments and (iii) advances to employees of the Borrower or such Major Subsidiary for payment of expenses in the ordinary course of business.

                7.8.2.    Neither the Borrower nor any Major Subsidiary will make any capital contribution to or to acquire any Investment in, or to purchase or agree to purchase any interest in, any Person; provided, that the foregoing restriction will not prohibit (i) any transaction permitted by clauses (i) and (ii) of Section 7.8.1, (ii) the purchase or acquisition of Oil and Gas Properties, or (iii) Investments received by the Borrower or any Major Subsidiary in connection with workouts with, or bankruptcy, insolvency or other similar proceedings with respect to, customers, working interest owners, other industry partners or any other Person.

                7.8.3.    The Borrower will not, directly or indirectly, make any Restricted Payment without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed by any Lender, other than (i) the direct conversion of the Series A Preferred Stock to common stock of the Borrower pursuant to the Borrower's certificate of incorporation, (ii) the prepayment, purchase or redemption of Series A Preferred Stock using the net cash proceeds from the issuance of equity securities for such prepayment, purchase or redemption; and (iii) if no Default exists and no

Default will exist as a result of the following, the payment of cash dividends on the Series A Preferred Stock in accordance with the terms thereof if (a) the inclusion of such payments as interest in the definition of "Fixed Charges" would not result in a breach by the Borrower of Section 7.15.1 as modified by this Section, (b) the payment is scheduled to be made on or after June 30, 2005, and (c) at least 30 days prior to the most recently scheduled Borrowing Base redetermination under Section 2.8.1, the Borrower shall have advised the Administrative Agent of the Borrower's intent to make such payment and the amount and proposed date thereof.

                7.8.4.    Neither the Borrower nor any Major Subsidiary shall form or acquire any Subsidiaries without the prior written consent of the Required Lenders, other than the formation or acquisition by the Borrower of Major Subsidiaries or the Montana Property Subsidiary.

        7.9.    Consolidation, Merger, Maintenance, Change of Control; Disposition of Property; Restrictive Agreements; Hedging Agreements; Modification of Organizational Documents; Issuance of Equity Interests.

                7.9.1.    Neither the Borrower nor any Major Subsidiary will (i) consolidate or merge with or into any other Person without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld, conditioned or delayed by any Lender, (ii) sell, lease or otherwise transfer all or substantially all of its Property to any other Person, (iii) terminate, or fail to maintain, its existence as a corporation in its state of incorporation represented in Section 6.1.1 or (iv) terminate, or fail to maintain, its good standing and qualification to transact business in all jurisdictions where the nature of its business requires the same (except where the failure to maintain its good standing or qualification could not reasonably be expected to have a Material Adverse Effect) or (v) permit a Change of Control Event to occur.

                7.9.2.    Neither the Borrower nor any Major Subsidiary will sell or otherwise transfer all or any portion of the Collateral, any Property having Collateral Value, or any of its other Property without the prior written consent of all of the Lenders, which consent, with respect to Property not having Collateral Value, shall not be unreasonably withheld, conditioned or delayed by any Lender, except for (i) sales of oil and gas after severance in the ordinary course of business, provided that no contract for the sale of hydrocarbons shall obligate the Borrower to deliver hydrocarbons produced from any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery, (ii) the sale or other disposition of its personal Property destroyed, worn out, damaged, or having only salvage value or no longer used or useful in the business of the Borrower or any Major Subsidiary, (iii) dispositions of claims against customers, working interests owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect of such Person thereto not affecting Collateral, (iv) the assignment, or participation or farm-out, to a non-Affiliate of any working interest in Oil and Gas Properties not constituting Collateral that have no proved reserves, in the ordinary course of business, on customary terms and in arms' length transactions, (v) the abandonment of Oil and Gas Properties not constituting Collateral that are not capable of producing hydrocarbons in paying quantities after expiration of their primary terms or (vi) the transfer by the Borrower of the Montana Oil and Gas Properties to the Montana Property Subsidiary. Any consent by the Required Lenders to the sale of Collateral or other Property of the Borrower or any Major Subsidiary may include a requirement (to be treated as a Borrower requested determination) that a new Borrowing Base be determined under Section 2.8.1 and that the proceeds of such sale plus such additional amounts as the Required Lenders deem necessary to avoid the occurrence of a Borrowing Base Deficiency be applied to the Obligations.

                7.9.3.    Neither the Borrower nor any Major Subsidiary will be or become party to or bound by any agreement (including, without limitation, any undertaking in connection with the incurrence of Debt or issuance of securities) which imposes any limitation on the disposition of the Collateral more restrictive than those set forth above or which in any way would be contravened by the Borrower's or any Major Subsidiary's performance of its obligations hereunder or under the other Loan Documents or which contains any negative pledge on all or any portion of the Borrower's or any Major Subsidiary's Property (except in favor of the Lenders).

                7.9.4.    (i) The Borrower will not enter into any Hedging Agreement, other than Acceptable Hedging Agreements. No Major Subsidiary shall enter into any Hedging Agreements.

          (ii)   The Borrower will not cause or permit any Hedging Agreement now existing or hereafter entered into by the Borrower to be amended or modified in any material respect or terminated prior to its stated expiration date or liquidated without the prior written consent of the Required Lenders, which consent will not be unreasonably withheld, or as required to remain in compliance with clause (i) preceding.

                7.9.5.    Neither the Borrower nor any Major Subsidiary will amend its certificate of incorporation, bylaws or other organizational documents in any material respect or in any respect which could be adverse to the interests of the Lenders.

        7.10.    Primary Business; Location of Borrower's Office; Ownership of Assets.

                7.10.1.    The primary business of the Borrower and each Major Subsidiary shall be and remain the oil and gas exploration, development and production business and the operation of oil and gas properties.

                7.10.2.    The location of the Borrower's principal place of business and executive office shall remain at the address for the Borrower set forth on the signature page hereof, unless at least 10 days prior to any change in such address the Borrower provides the Administrative Agent with written notice of such pending change.

                7.10.3.    Except as a result of sales, transfers or other dispositions permitted hereunder, the Borrower and its Consolidated Subsidiaries will at all times own, both beneficially and of record, all assets reflected in its financial statements delivered to the Administrative Agent from time to time, subject only to Permitted Liens.

        7.11.    Operation of Properties and Equipment; Compliance with and Maintenance of Contracts; Duties as Nonoperator.

                7.11.1.    (i) The Borrower and each Major Subsidiary shall maintain, develop and operate its Oil and Gas Properties in a good and workmanlike manner and will observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Properties so long as such oil and gas leases are capable of producing hydrocarbons in commercial quantities, to the extent that the failure to so observe and comply could reasonably be expected to have a Material Adverse Effect.

            (ii)   The Borrower and each Major Subsidiary shall remain as the named operator for each well in which it now or hereafter owns an interest if it is the operator thereof on the date hereof or becomes the operator thereof subsequent hereto.

            (iii)  The Borrower and each Major Subsidiary shall at all times, maintain, preserve and keep all operating equipment used or useful with respect to the Oil and Gas Properties of the Borrower or the Major Subsidiaries in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if the Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of the Borrower or the Major Subsidiaries.

                7.11.2.    The Borrower and each Major Subsidiary shall comply in all material respects with all agreements applicable to or relating to its Oil and Gas Properties or the production and sale of hydrocarbons therefrom and all applicable proration and conservation laws of the jurisdictions in which such Properties are located, to the extent that the failure to so comply with such laws or agreements could reasonably be expected to expose the Borrower or such Major Subsidiary to any material penalty or forfeiture.

                7.11.3.    With respect to the Oil and Gas Properties referred to in this Section which are operated by operators other than the Borrower or a Major Subsidiary, the Borrower shall not be obligated itself to perform any undertakings contemplated by the covenants and agreements contained in this Section which are performable only by such operators and are beyond the control of the Borrower, but the Borrower shall use reasonable efforts to cause such operators to perform such undertakings.

                7.11.4.    Neither the Borrower nor any Major Subsidiary will amend, alter or change in any respect which could reasonably be expected to be materially adverse to the interests of the Borrower, any Major Subsidiary or the Lenders any agreements relating to the operations or business arrangements of the Borrower or any Major Subsidiary or the compression, gathering, sale or transportation of oil and gas without the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld or delayed.

        7.12.    Transactions with Affiliates. Neither the Borrower nor any Major Subsidiary will engage in any transaction with an Affiliate (other than pursuant to the agreements listed and described on Schedule 7.12 or as expressly permitted hereunder) unless (i) such transaction is at least as favorable to the Borrower or such Major Subsidiary as could be obtained in an arm's length transaction with an unaffiliated third party, (ii) such transaction is not disadvantageous to the Lenders as holders of the Notes and (iii) the Administrative Agent is advised in writing of the terms of such transaction prior to the consummation thereof; provided that if no Default exists and such transfer will not cause a Default to exist, the Borrower may contribute and transfer the Montana Oil and Gas Properties to the Montana Property Subsidiary.

        7.13.    Plans. The Borrower will not assume or otherwise become subject to an obligation to contribute to or maintain any Plan or Multiemployer Plan or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan or Multiemployer Plan.

        7.14.    Compliance with Laws and Documents. Neither the Borrower nor any Major Subsidiary will, directly or indirectly, violate the provisions of any laws, its certificate of incorporation or bylaws or any of its Material Agreements, if such violation, alone or when combined with all other such violations, could reasonably be expected to have or does have a Material Adverse Effect.

        7.15.    Certain Financial Covenants.

                7.15.1.    Debt Service Coverage Ratio. The Borrower will not permit the ratio of Cash Flow to Fixed Charges to be less than 1.25 to 1.00, determined as of the end of each fiscal quarter of the Borrower ending on or after December 31, 2004.

        "Cash Flow" as of the last day of any fiscal quarter of the Borrower, means EBITDAX of the Borrower and its Consolidated Subsidiaries minus Cash Taxes of the Borrower.

        "Cash Taxes" as of the last day of any fiscal quarter of the Borrower, means federal income taxes and state income taxes actually paid by the Borrower during the four consecutive fiscal quarters ending on such last day. Notwithstanding the foregoing provisions of this definition, Cash Taxes as of September 30, 2004, shall be calculated as Cash Taxes for the two-quarter period ending on such date multiplied by two(2); Cash Taxes as of December 31, 2004, shall be calculated as Cash Taxes for the three-quarter period ending on such date multiplied by four(4) and divided by three(3).

        "EBITDAX" means, as of the last day of any fiscal quarter of the Borrower, the pre-tax net income of the Borrower and its Consolidated Subsidiaries for the four consecutive fiscal quarters ending on such last day plus (without duplication and only to the extent deducted in determining such net income), interest expense of the Borrower paid on the Notes for such period, intangible drilling expenses, depreciation, non-cash amortization, depletion, write-down of Oil and Gas Properties and other non-cash expenses of the Borrower and its Consolidated Subsidiaries for such period less gains on sales of assets and other non-cash income for such period included in the determination of net income of the Borrower and its Consolidated Subsidiaries plus losses on sales of assets and other non-cash losses for such period included in the determination of net income of the Borrower and its Consolidated Subsidiaries and, for the purposes of Section 7.15.3 only, less dividends and distributions paid or made by the Borrower during such period. Notwithstanding the foregoing provisions of this definition, EBITDAX as of September 30, 2004, shall be calculated as EBITDAX for the two-quarter period ending on such date multiplied by two(2); EBITDAX as of December 31, 2004, shall be calculated as EBITDAX for the three-quarter period ending on such date multiplied by four(4) and divided by three(3).

        "Fixed Charges" means as of the last day of any fiscal quarter of the Borrower, the actual principal and cash interest payments on the Funded Debt of the Borrower and its Consolidated Subsidiaries during the four(4) consecutive fiscal quarters ending on such last day other than for the Notes plus required principal and cash interest payments on the Notes during the four(4) consecutive fiscal quarters ending on such last day. Notwithstanding the foregoing provisions of this definition, Fixed Charges as of September 30, 2004, shall be calculated as Fixed Charges for the two-quarter period ending on such date multiplied by two(2); Fixed Charges as of December 31, 2004, shall be calculated as Fixed Charges for the three-quarter period ending on such date multiplied by four(4) and divided by three(3).

                7.15.2.    Current Ratio. The Borrower will not permit the ratio of its Current Assets to its Current Liabilities to be less than 1.00 to 1.00, determined as of the end of each fiscal quarter of the Borrower ending on or after December 31, 2004.

        "Current Assets" means the current assets of the Borrower and its Consolidated Subsidiaries plus the Unused Commitment.

        "Current Liabilities" means the current liabilities of the Borrower and its Consolidated Subsidiaries, exclusive of the current portion of the Notes.

        Notwithstanding the foregoing, during such times that the Borrower is required to deliver financial information to the Lenders in accordance with generally accepted accounting principles, neither Current Assets nor Current Liabilities shall include the amount of or any liabilities respecting any non-cash items as a result of the application of Financial Accounting Standards Board Statement Nos. 133, 137, 138 and any subsequent amendments thereto or the fair value of any Hedging Agreement or any non-hedge derivative contract (whether deemed effective or non-effective).

                7.15.3.    Funded Debt to EBITDAX. The Borrower will not permit the ratio of Funded Debt to EBITDAX to be greater than (i) 3.50 to 1.00 as of the last day of each fiscal quarter of the Borrower ending before April 1, 2005, and (ii) 3.00 to 1.00 as of the last day of each fiscal quarter of the Borrower ending thereafter.

        "EBITDAX" has the meaning given such term in Section 7.15.1.

        "Funded Debt" as of the last day of any fiscal quarter of the Borrower, means Debt of the Borrower and its Consolidated Subsidiaries as of such last day described in clauses (i), (ii) or (iv) of the definition of Debt (other than Permitted Subordinated Indebtedness) and any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of the Borrower and its Consolidated Subsidiaries; any repurchase obligation or liability of the Borrower and its Consolidated Subsidiaries with respect to accounts, chattel paper or notes receivable sold by the Borrower and its Consolidated Subsidiaries; any liability under a sale and leaseback transaction of the Borrower and its Consolidated Subsidiaries that is not a capital lease; any obligation of the Borrower and its Consolidated Subsidiaries under any so-called "synthetic leases"; and any obligation of the Borrower arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries. For the avoidance of doubt, the term "Funded Debt" does not include the obligations of the Borrower under the Series A Preferred Stock.

        7.16.    Tax Shelter. In the event the Borrower determines to take any action inconsistent with the representation in Section 6.9.2, it will promptly notify the Administrative Agent thereof. Accordingly, if the Borrower so notifies the Administrative Agent, the Borrower acknowledges that the Administrative Agent and the Lenders may treat the Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Administrative Agent and the Lenders will maintain the lists and other records required by such Treasury Regulation.

        7.17.    Additional Documents; Quantity of Documents; Title Data; Additional Information.

                7.17.1.    The Borrower shall execute and deliver or cause to be executed and delivered such other and further instruments or documents as in the reasonable judgment of the Administrative Agent may be required to effect the transactions contemplated herein and in the other Loan Documents.

                7.17.2.    The Borrower will deliver all certificates, opinions, reports and documents required hereunder in such number of counterparts as either Agent may reasonably request.

                7.17.3.    Promptly, but in any event within 30 days following a written request therefor from the either Agent, the Borrower shall cause to be delivered to the Collateral Agent title opinions, in form and substance and from attorneys reasonably acceptable to the Collateral Agent, or other confirmation of title acceptable to the Collateral Agent, covering Oil and Gas Properties constituting not less than 90% by PV9 Value of the Oil and Gas Properties constituting the Collateral; and promptly, but in any event within 60 days following notice from the Collateral Agent of any defect, material in the opinion of the Collateral Agent, in the title of the mortgagor under any Mortgage to any Oil and Gas Property covered thereby, clear such title defect, and in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by the Collateral Agent and the Lenders in attempting to do so.

                7.17.4.    The Borrower shall furnish to the Administrative Agent, promptly upon the request of the Administrative Agent, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower as the Administrative Agent may from time to time reasonably request.

        7.18.    ENVIRONMENTAL INDEMNIFICATION. THE BORROWER SHALL INDEMNIFY, DEFEND AND HOLD EACH AGENT AND EACH LENDER AND EACH OF THEIR SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE ADMINISTRATIVE AGENT OR THE LENDERS UNDER ANY SECURITY DOCUMENT (COLLECTIVELY, THE "INDEMNIFIED PARTIES") HARMLESS ON A CURRENT BASIS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY PROPERTY OF THE BORROWER, WHETHER PRIOR TO OR DURING

THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF ANY PROPERTY OF THE BORROWER, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY THE BORROWER OR ANY PREDECESSOR IN TITLE, EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER ANY PROPERTY OF THE BORROWER, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY PROPERTY OF THE BORROWER, OR (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY THE BORROWER OR ANY EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH THE BORROWER, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, INCLUDING ANY OF THE FOREGOING IN THIS SECTION ARISING FROM THE SOLE NEGLIGENCE, COMPARATIVE NEGLIGENCE OR CONCURRENT NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON ANY OF THE INDEMNIFIED PARTIES, BUT NOT ANY OF THE FOREGOING IN THIS SECTION ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE INDEMNIFIED PARTY SEEKING INDEMNIFICATION UNDER THIS SECTION; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

        7.19.    Major Subsidiaries. Concurrently with the acquisition or formation of any Subsidiary which is to be a Major Subsidiary and prior to the Borrower's advancing or contributing any amounts to or into such Subsidiary, the Borrower shall cause to be delivered to the Administrative Agent for the benefit of the Lenders, (i) the Guaranty of such Subsidiary, (ii) the corporate resolutions or similar approval documents of such Subsidiary approving the execution and delivery of the Guaranty and (iii) the legal opinion of Akin Gump Strauss Hauer & Feld LLP or other law firm acceptable to the Administrative Agent, opining favorably on the execution, delivery and enforceability of the Guaranty and otherwise being in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

        7.20.    Cure of Title Defects. On or before January 1, 2005, the Borrower shall cause to be cured each of the title effects in its Properties identified in the letter from Throne & Hurst to Texas Capital Bank, N.A., as Collateral Agent, dated October 15, 2004, and by such date shall provide the Collateral Agent with reasonable evidence of such title curative.

        7.21.    Exceptions to Covenants. The Borrower shall not be permitted to take any action which is permitted by any of the covenants contained in this Agreement if such action is in breach of any other covenant contained in this Agreement.

ARTICLE VIII

DEFAULTS; REMEDIES

        8.1.    Events of Default; Acceleration of Maturity. If any one or more of the following events (each an "Event of Default") shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body or otherwise):

                8.1.1.    (a) the Borrower shall fail to pay, when due, any principal of, or interest on, the Notes; or

          (b)   the Borrower shall fail to pay when due, any fees or other amounts payable hereunder and not covered by clause (a) above, if such failure shall continue unremedied for a period of 10 days after notice thereof is given to the Borrower; or

                8.1.2.    the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 7.1, 7.6.2 (to the extent constituting Debt described in clauses (i), (ii) or (iv) of the definition of Debt), 7.7 (to the extent securing Debt described in clauses (i), (ii) or (iv) of the definition of Debt), 7.8, 7.9 or 7.15; or

                8.1.3. the Borrower or any other Person (other than the Administrative Agent or any Lender) shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Loan Documents (other than those covered by Sections 8.1.1 or 8.1.2), for a period of thirty (30) days after written notice specifying such default has been given to the Borrower by the Administrative Agent; or

                8.1.4.    the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate or other action to authorize any of the foregoing; or

                8.1.5.    an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 30 days; or an order for relief shall be entered against the Borrower under the federal bankruptcy laws as now or hereafter in effect; or

                8.1.6.    the Borrower shall fail to observe the covenant contained in Section 7.13 and such failure could reasonably be expected to have in a Material Adverse Effect; or

                8.1.7.    the Borrower or any Major Subsidiary (i) shall default in the payment of any of its Material Debts (other than the Notes) and such default shall continue beyond any applicable cure period or (ii) any other event or condition occurs which results in the acceleration of such Material Debt; or

                8.1.8.    one or more judgments or orders for the payment of money aggregating in excess of $250,000 shall be rendered against the Borrower or any Major Subsidiary which is not covered by insurance as to which the insurer has acknowledged full coverage therefor (subject to customary deductibles) and such judgment or order (i) shall continue unsatisfied or unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of 30 days, or (ii) is not fully paid and satisfied at least 10 days prior to the date on which any of its Property may be lawfully sold to satisfy such judgment or order; or

                8.1.9.    any representation, warranty, certification or statement made or deemed to have been made by or on behalf of the Borrower in this Agreement or by the Borrower or any other Person in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any respect when made if such incorrect representation, warranty, certification or statement (i) could reasonably be expected to have any adverse effect whatsoever upon the validity or enforceability of any Loan Document or (ii) is or might reasonably be expected to have a Material Adverse Effect; or

                8.1.10.    any material license, franchise, permit, or authorization issued to the Borrower by any Tribunal, the loss of which could reasonably be expected to result in a Material Adverse Effect, is forfeited, revoked, or not renewed; or any proceeding with respect to such forfeiture or revocation is instituted and is not resolved or dismissed within one year of the date of the publication of the order instituting such proceeding; or a default shall occur under any Material Agreement, other than this Agreement, to which the Borrower is a party or by which any of its Property is bound which could reasonably be expected to have a Material Adverse Effect; or

                8.1.11.    a Change of Control Event shall occur;

then, and in every such event, the Administrative Agent shall (i) if requested by any Lender, terminate or suspend the obligations of the Lenders to make Loans, and (ii) if requested by the Required Lenders, declare the outstanding principal balance of and accrued interest on the Notes to be, and the same shall thereupon forthwith become, due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in Sections 8.1.4 and 8.1.5 with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent, the Collateral Agent or the Lenders, (1) the agreement of each Lender to make Loans hereunder shall terminate and (2) the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower.

        8.2.    Suits for Enforcement. In case any one or more of the Events of Default specified in Section 8.1 shall have occurred and be continuing, the Administrative Agent or the Collateral Agent may proceed to protect and enforce its rights and the rights of the Lenders either by suit in equity or by action of law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents or in aid of the exercise of any power granted in this Agreement or the other Loan Documents.

        8.3.    Remedies Cumulative. No remedy herein conferred upon the Administrative Agent, the Collateral Agent or the Lenders is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

        8.4.    Remedies Not Waived. No course of dealing and no delay in exercising any rights under this Agreement or under the other Loan Documents shall operate as a waiver of any rights hereunder or thereunder of the Administrative Agent, the Collateral Agent or the Lenders.

ARTICLE IX

MISCELLANEOUS

        9.1.    Amendments and Waivers.    Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Administrative Agent or the Collateral Agent are affected thereby, by such Agent); provided that no such amendment or waiver shall, unless signed by all the Lenders, (i) increase or decrease the Commitments of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Note, or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Note, or any fees hereunder or (iv) postpone the scheduled termination of any Commitment, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (vi) amend this Section 9.1 or (vii) effect a release of Collateral other than to facilitate the provisions of Section 7.9.2. Delivery of an executed counterpart of such written instrument by telecopy or other electronic means shall be effective delivery of a manually executed counterpart of such written instrument.

        9.2.    Highest Lawful Interest Rate.    Regardless of any provision contained in any of the Loan Documents, the Lenders shall never be entitled to receive, collect, or apply as interest on all or any part of the Loans, any amount in excess of the Highest Lawful Rate in effect from day to day, and, in the event any Lender ever receives, collects, or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of the principal of the Loans and treated hereunder as such; and, if the entire principal amount of the Loans owed to the Lender is paid in full, any remaining excess shall be repaid to the Borrower. In determining whether the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate in effect from day to day, the Borrower and the Lenders shall, to the maximum extent permitted under applicable law, (i) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Loans so that the interest rate is uniform throughout the entire term of the Loans; provided that, if the interest received by the Lenders for the actual period of existence thereof exceeds the Highest Lawful Rate in effect from day to day, the Lenders shall apply or refund to the Borrower the amount of such excess as provided in this Section, and, in such event, the Lenders shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Highest Lawful Rate in effect from day to day.

        9.3.    INDEMNITY.

        9.3.1. WHETHER OR NOT ANY LOANS ARE EVER FUNDED AND IN ADDITION TO ANY OTHER INDEMNIFICATIONS HEREIN OR IN ANY OTHER LOAN DOCUMENTS, THE BORROWER AGREES TO INDEMNIFY AND DEFEND AND HOLD HARMLESS ON A CURRENT BASIS THE INDEMNIFIED PARTIES, FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, COSTS, INTEREST, CHARGES, COUNSEL FEES AND OTHER EXPENSES AND PENALTIES OF ANY KIND WHICH ANY OF THE INDEMNIFIED PARTIES MAY SUSTAIN OR INCUR IN CONNECTION WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL PROCEEDING (WHETHER OR NOT THE ADMINISTRATIVE AGENT OR ANY LENDER SHALL BE DESIGNATED A PARTY THERETO) OR OTHERWISE BY REASON OF OR ARISING OUT OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS AND/OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE INDEMNIFICATION PROVISIONS IN THIS SECTION SHALL BE

ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED ON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW, OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT), AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR OF ANY OTHER INDEMNIFIED PARTY, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ON ANY OTHER INDEMNIFIED PARTY, BUT SHALL NOT APPLY TO ANY LIABILITIES, LOSSES, DAMAGES, COSTS, INTEREST, CHARGES, FEES, EXPENSES OR PENALTIES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE INDEMNIFIED PARTY SEEKING INDEMNIFICATION UNDER THIS SECTION; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT UNLESS ALL SUCH OBLIGATIONS HAVE BEEN SATISFIED WHOLLY IN CASH FROM THE BORROWER AND NOT BY WAY OF REALIZATION AGAINST ANY COLLATERAL OR THE CONVEYANCE OF ANY PROPERTY IN LIEU THEREOF, AND PROVIDED THAT SUCH INDEMNITY SHALL NOT EXTEND TO ANY CLAIM, LOSS, DAMAGE, LIABILITY, FINE, PENALTY, CHARGE, PROCEEDING, ORDER, JUDGMENT, ACTION, OR REQUIREMENT ARISING FROM THE ACTS OR OMISSIONS OF ANY INDEMNIFIED PARTY SUBSEQUENT TO ANY INDEMNIFIED PARTY BECOMING THE OWNER OF SUCH PROPERTY.

        9.3.2. Any amount to be paid under Section 9.3 to the Administrative Agent or the Lenders shall be a demand obligation owing by the Borrower and if not paid within fifteen Business Days of demand shall bear interest from the date of expenditure by the Administrative Agent or the Lenders until paid at a per annum rate equal to the Default Rate. The obligations of the Borrower under Section 9.3 shall survive payment of the Notes and the assignment of any right hereunder.

        9.4.    Expenses.

        9.4.1. Whether or not any one or more of the Loans are ever funded, the Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent and the Collateral Agent, including, without limitation, fees and disbursements of counsel for the Administrative Agent and the Collateral Agent in connection with the preparation of this Agreement and the other Loan Documents (including, without limitation, the furnishing of any written or oral opinions or advice incident to this transaction) and, if appropriate, the recordation of the Loan Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent, including, without limitation, fees and disbursements of counsel in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, fees of auditors, consultants, engineers and other Persons incurred in connection therewith (including, without limitation, the supervision, maintenance or disposition of the Collateral) and investigative expenses incurred by the Administrative Agent and the Collateral Agent in connection therewith, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Administrative Agent and the Collateral Agent and which amounts shall include, but not be limited to (a) all court costs, (b) reasonable attorneys' fees, (c) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Lenders, (d) fees and expenses incurred in connection with the participation by the Administrative Agent and the Collateral Agent as a member of the creditors' committee in a case commenced under any Insolvency Proceeding, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in §362 Title 11 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to §1129 Title 11 of the United States Code all reasonably incurred by the Administrative Agent and the Collateral Agent in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Default Rate, calculated on a basis of a calendar year of 365 or 366 days, as the case may be, counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced, or incurred by the Administrative Agent or the Collateral until the date it is repaid to the Administrative Agent or the Collateral Agent, with the obligations under Section 9.4 surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon the Borrower and/or a trustee, receiver, custodian, or liquidator of the Borrower appointed in any such case.

        9.4.2. THE BORROWER SHALL INDEMNIFY EACH LENDER AGAINST ANY TRANSFER TAXES, DOCUMENTARY TAXES, ASSESSMENTS OR CHARGES MADE BY ANY GOVERNMENTAL AUTHORITY BY REASON OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

        9.4.3. Any amount to be paid under Section 9.4 to the Lender shall be a demand obligation owing by the Borrower and if not paid within fifteen Business Days of demand shall bear interest from the date of expenditure by the Lender until paid at a per annum rate equal to the Default Rate. The obligations of the Borrower under Section 9.4 shall survive payment of the Notes and the assignment of any right hereunder.

        9.5.    Taxes.    The Borrower will, to the extent it may lawfully do so, pay all Taxes (including interest and penalties but expressly excluding federal or state income taxes) which may be payable in respect of the execution and delivery of this Agreement or the other Loan Documents, or in respect of any amendment of or waiver under or with respect to the foregoing, and will save each Lender harmless on a current basis against any loss or liability resulting from nonpayment or delay in payment of any such Taxes (as limited above). The obligations of the Borrower under this Section shall survive the payment of the Notes and the assignment of any right hereunder.

        9.6.    Survival.    All representations, warranties and covenants made by or on behalf of the Borrower in this Agreement or the other Loan Documents herein or in any certificate or other instrument delivered by it or in its behalf under the Loan Documents shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the delivery to the Administrative Agent and the Lenders of such Loan Documents or the extension of the Loans (or any part thereof or letters of credit), regardless of any investigation made by or on behalf of the Administrative Agent or the Lenders.

        9.7.    Applicable Law; Venue; Waiver of Jury Trial.

        9.7.1. THIS AGREEMENT HAS BEEN NEGOTIATED, IS BEING EXECUTED AND DELIVERED, AND WILL BE PERFORMED IN WHOLE OR IN PART, IN THE STATE OF TEXAS, AND THE SUBSTANTIVE LAWS OF SUCH STATE AND THE APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THE LOAN DOCUMENTS, EXCEPT TO THE EXTENT THE LAWS OF ANY JURISDICTION WHERE COLLATERAL IS LOCATED REQUIRE APPLICATION OF SUCH LAWS WITH RESPECT TO SUCH COLLATERAL.

        9.7.2. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT SITTING IN HOUSTON, HARRIS COUNTY, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN

SHALL LIMIT THE RIGHT OF ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST ANY LENDER OR ANY AFFILIATE OF ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A FEDERAL OR STATE COURT IN HOUSTON, HARRIS COUNTY, TEXAS.

        9.7.3. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR EACH LENDER'S ENTERING INTO THIS AGREEMENT.

        9.8.    [RESERVED]

        9.9.    Invalid Provisions, Severability.    If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof or thereof, such provision shall be fully severable, this Agreement and the other Loan Documents shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions hereof and thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

        9.10.    Revolving Loan.    Pursuant to Section 346.004 of the Finance Code of Texas, the Borrower agrees that Chapter 346 of such Finance Code shall not govern or in any manner apply to the Loans.

        9.11.    Communications Via Internet.    The Borrower hereby authorizes the Administrative Agent and each Lender and their respective counsel, engineers and advisors to communicate and transfer documents and other information (including, without limitation, confidential information) concerning this transaction or the Borrower and the Property or the business affairs of the Borrower via the Internet or other electronic communication without regard to the lack of security of such communications.

        9.12.    USA Patriot Act Notice.    Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

        9.13.    EXCULPATION PROVISIONS.    EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT

AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT "CONSPICUOUS."

        9.14.    Increased Cost and Reduced Return.

        9.14.1. If on or after the date hereof, in the case of any Loan or any obligation to make Loans, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Installation) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Installation) and the result of any of the foregoing is to reduce the amount of any sum received or receivable by such Lender (or its Lending Installation) under this Agreement or under its Notes with respect thereto, by an amount reasonably deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

        9.14.2. If any Lender shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

        9.14.3. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Lending Installation if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

        9.15.    Taxes.

        9.15.1. For the purpose of Section 9.15, the following terms have the following meanings:

        "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all penalties and interest with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located, in which its Lending Installation is located or in which it would be subject to tax due to some connection other than that created by this Agreement and (ii) in the case of each Lender, any United States withholding tax at the time such Lender first becomes a party to this Agreement.

        "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies and all penalties and interest with respect thereto, which arise from the making of any payment pursuant to this Agreement or under any Note or from the execution or delivery of this Agreement or any Note.

        9.15.2. Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under Section 9.13) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof.

        9.15.3. The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes on amounts payable under this Section) paid by such Lender or the Administrative Agent (as the case may be). This indemnification shall be paid within 15 days after such Lender or the Administrative Agent (as the case may be) makes appropriate demand therefor.

        9.15.4. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8 BEN or W-8 ECI or W-8 IMY or W-8 EXP or such other form as may be applicable and allowable under the Internal Revenue Code and the regulations thereunder (collectively, a "Withholding Form"), certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Withholding Form further undertakes to deliver to each of the Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such Withholding Forms inapplicable or which would prevent such Lender from duly completing and delivering any such Withholding Form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

        9.15.5. For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate form pursuant to Section 9.15.4 (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided which renders all such Withholding Forms inapplicable or which would prevent such Lender from duly completing and delivering any such Withholding Form with respect to it), such Lender shall not be entitled to indemnification under Section 9.15.2 or 9.15.3 with respect to Taxes imposed by the United States; provided that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps (at the expense of such Lender) as such Lender shall reasonably request to assist such Lender to recover such Taxes.

        9.15.6. If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to Section 9.15, then such Lender will change the jurisdiction of its Lending Installation if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender in its sole judgment.

ARTICLE X

AGENTS

        10.1.    Appointment of Agents.

        10.1.1. Encore Bank is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the Administrative Agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. The Administrative Agent shall not have a fiduciary relationship in respect of any Lender by reason of this Agreement.

        10.1.2. Texas Capital Bank, N.A., is hereby appointed Collateral Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Collateral Agent to act as the Collateral Agent of such Lender. The Collateral Agent agrees to act as such upon the express conditions contained in this Article X. The Collateral Agent shall not have a fiduciary relationship in respect of any Lender by reason of this Agreement.

        10.2.    Powers of the Agent.

        10.2.1. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

        10.2.2. The Collateral Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Collateral Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Collateral Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Collateral Agent.

        10.3.    General Immunity.

        10.3.1. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith (INCLUDING ANY OF THE FOREGOING ARISING FROM THE SOLE OR CONCURRENT NEGLIGENCE OF THE ADMINISTRATIVE AGENT OR SUCH DIRECTORS, OFFICERS, ADMINISTRATIVE AGENTS OR EMPLOYEES), unless such action or omission arises from the gross negligence or willful misconduct of the Administrative Agent or such directors, officers, agents or employees.

        10.3.2. Neither the Collateral Agent nor any of its directors, officers, agents or employees shall be liable to the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith (INCLUDING ANY OF THE FOREGOING ARISING FROM THE SOLE OR CONCURRENT NEGLIGENCE OF THE ADMINISTRATIVE AGENT OR SUCH DIRECTORS, OFFICERS, ADMINISTRATIVE AGENTS OR EMPLOYEES), unless such action or omission arises from the gross negligence or willful misconduct of the Collateral Agent or such directors, officers, agents or employees.

        10.4.    No Responsibility for Loans, Recitals, etc.

        10.4.1. Neither the Administrative Agent nor any of its respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by the Borrower to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article V, except receipt of the Notes required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith.

        10.4.2. Neither the Collateral Agent nor any of its respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by the Borrower to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article V; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith.

        10.5.    Action on Instructions of Lenders.

        10.5.1. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

        10.5.2. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Collateral Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

        10.6.    Employment of Agents and Counsel.

                10.6.1.    The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

                10.6.2.    The Collateral Agent may execute any of its duties as Collateral Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Collateral Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

        10.7.    Reliance on Documents, Counsel.

                10.7.1.    The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, electronic transmission, facsimile, e-mail, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

                10.7.2.    The Collateral Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, electronic transmission, facsimile, e-mail, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person, and, in respect to legal matters, upon the opinion of counsel selected by the Collateral Agent, which counsel may be employees of the Collateral Agent.

        10.8.    Reimbursement and Indemnification of Agents. The Lenders agree to REIMBURSE and INDEMNIFY each Agent on a current basis ratably in proportion to their Percentage Shares (i) for any amounts not reimbursed by the Borrower for which such Agent is entitled to reimbursement by the Borrower under the Loan Documents, and (ii) for any other expenses incurred by such Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents. The Lenders also agree to REIMBURSE and INDEMNIFY each Agent on a current basis ratably in proportion to their Percentage Shares for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents (INCLUDING, WITHOUT LIMITATION, ANY OF THE FOREGOING ARISING OUT OF THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF SUCH AGENT), provided that no Lender shall be liable to such Agent for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of such Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Credit Agreement.

        10.9.    Rights as a Lender. Each Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall, unless the context otherwise indicates, include each Agent in its individual capacity. Each Agent and each other Lender may accept deposits from, lend money or otherwise extend credit to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates unless the Borrower or such Affiliate is specifically restricted hereunder. Neither Agent, in its individual capacity, is obligated to remain a Lender hereunder.

        10.10.    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

        10.11.    Successor Agent. Either Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, the remaining Lenders by majority in interest shall have the right to appoint, with the approval of the Borrower if no default then exists hereunder, which approval will not be unreasonably withheld or delayed, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent. If either Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of such Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the either Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents.

        10.12.    Applicable Parties. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and, except with respect to the appointment of a successor Agent, the Borrower shall not have any rights as a third party beneficiary or otherwise under any of the provisions of this Article. In performing functions and duties hereunder and under the other Loan Documents, each of the Agents shall act solely as the contractual agent of the Lenders and does not assume, nor shall either of them be deemed to have assumed, any obligation or relationship of trust or agency with or for the Borrower or any legal representative, successor, and assign of the Borrower.

ARTICLE XI

SETOFF; RATABLE TREATMENTS

        11.1.    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Event of Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate thereof to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations, whether or not the Obligations, or any part hereof, shall then be due. Each Lender or Affiliate thereof making such an offset and application shall give the Borrower and the other Lenders written notice of such offset and application promptly after effecting it.

        11.2.    Ratable Treatments; Adjustments.

          (a)   Except to the extent otherwise expressly provided herein, (i) each Advance pursuant to this Agreement shall be made from the Lenders pro rata in accordance with their respective Commitments, (ii) each payment by the Borrower of fees shall be made for the account of the Lenders pro rata in accordance with their Percentage Shares, (iii) each payment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with the principal balances of their respective Notes, and (iv) each payment of interest on the Notes shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders under the Notes.

          (b)   The Administrative Agent shall distribute all payments with respect to the Obligations to the Lenders promptly upon receipt in like funds as received. In the event that any payments made hereunder by the Borrower at any particular time are insufficient to satisfy in full the Obligations due and payable at such time, such payments shall be applied (i) first, to fees and expenses due pursuant to the terms of this Agreement or any other Loan Document, (ii) second, to accrued interest, (iii) third, to the principal of the Notes, and (iv) last, to any other Obligations.

          (c)   If any Lender (for purposes of this Section, a "Benefitted Lender") shall at any time receive any payment of all or part of its portion of the Obligations, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1.4 or Section 8.1.5, or otherwise) in an amount greater than such Lender was entitled to receive pursuant to the terms hereof, such Benefitted Lender shall purchase for cash from the other Lenders such portion of the Obligations of such other Lenders, or shall provide such other Lenders with the benefits of any such Collateral or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such Collateral or proceeds with each of the Lenders according to the terms hereof. If all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded and the purchase price and benefits returned by such Lender, to the extent of such recovery, but without interest. The Borrower agrees that each such Lender so purchasing a portion of the Obligations of another Lender may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. If any Lender ever receives, by voluntary payment, exercise of rights of set-off or banker's lien, counterclaim, cross-action or otherwise, any funds of the Borrower to be applied to the Obligations, or receives any proceeds by realization on or with respect to any Collateral, all such funds and proceeds shall be forwarded immediately to the Administrative Agent for distribution in accordance with the terms of this Agreement.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

        12.1.    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have any right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (ii) of this Section 12.1, any Lender may at any time, without the consent of the Borrower or the Administrative Agent, assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

        12.2.    Participations; Voting Rights; Setoffs by Participants.

                12.2.1.    Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

                12.2.2.    Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases any substantial portion of Collateral, if any, securing any such Loan.

                12.2.3.    The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, and each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

        12.3.    Assignments; Effective Date.

                12.3.1.    Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents by completing and executing an Assignment and Assumption. The consent of the Borrower and the Administrative Agent, which consents shall not be unreasonably withheld or delayed, shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate of a Lender; except that, if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Each such assignment shall (unless it is to a Lender or an Affiliate thereof, or each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment).

                12.3.2.    Upon (i) execution of such Assignment and Assumption by the Administrative Agent or, in circumstances where the consent of the Administrative Agent is not required, the delivery to the Administrative Agent of the Assignment and Assumption, fully completed and executed, and (ii) payment by the assigning Lender of a $3,500 processing fee to the Administrative Agent for its sole account for processing such Assignment and Assumption, such Assignment and Assumption shall become effective on the effective date specified in such Assignment and Assumption. The Assignment and Assumption shall contain a representation by the Purchaser to the effect that none of the consideration used to purchase of the Commitment and Loans under the applicable Assignment and Assumption are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such Assignment and Assumption, such Purchaser shall for all purposes be a Lender party to this Credit Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser reflecting such assignment.

        12.4.    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and the Subsidiaries.

        12.5.    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 9.15.4.

        12.6.    Disclosure of Information. Notwithstanding any of the other provisions of this Agreement or the other Loan Documents, the Administrative Agent and each Lender (and each employee, representative, or other agent of the Administrative Agent and each such Lender) may disclose to any and all Persons, without limitation of any kind, the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or the Lenders relating to such tax treatment and tax structure; provided that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this authorization shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

ARTICLE XIII

NOTICES

        13.1.    Notices.    Except as otherwise specifically permitted herein, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower, the Administrative Agent or the Collateral Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth on the signature pages hereof or in any Assignment and Assumption which has become effective pursuant to Article XII or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received (the receipt thereof shall be deemed to have been acknowledged upon the sending Person's receipt of its facsimile machine's confirmation of successful transmission; provided that if the day on which such facsimile is received in not a Business Day or is after 4:00 p.m. on a Business Day, then the receipt of such facsimile shall be deemed to have been acknowledged on the next following Business Day), (ii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; except that notices to the Administrative Agent under Article II shall not be effective until received by the Administrative Agent, and except that oral notices to the Borrower of decreases in the Borrowing Base or increases in the amount of the monthly Borrowing Base reductions shall be effective when communicated to the Borrower.

        13.2.    Change of Address. The Borrower, the Administrative Agent, the Collateral Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

        14.1.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement shall become effective at such time as the counterparts hereof which, when taken together, bear the signature of the Borrower, the Collateral Agent and each Lender, shall be delivered to the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as a delivery of a manually executed counterpart of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        14.2.    ENTIRE AGREEMENT. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

IN WITNESS WHEREOF, the Borrower, the Lenders, the Collateral Agent and the Administrative Agent have executed this Credit Agreement as of the date first above written.

BORROWER: PINNACLE GAS RESOURCES, INC.
By:	/s/ WILLIAM J. JUKES
Name:	Bill Jukes
Title:	Chief Financial Officer
14701 St. Mary's Lane, Suite 800 Houston, Texas 77079
with copies to: Credit Suisse First Boston Private Equity 1100 Louisiana, Suite 4600 Houston, Texas 77002 Attention: Robert L. Cabes, Jr.
Akin Gump Strauss Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 Attention: J. Michael Chambers
ADMINISTRATIVE AGENT: ENCORE BANK
By:	/s/ J. DAVID WEBSTER
Name:	J. David Webster
Title:	Senior Vice President
1220 Augusta Drive Houston, Texas 77057

COLLATERAL AGENT: TEXAS CAPITAL BANK, N.A.
By:	/s/ J. MICHAEL BLACK
Title:	J. Michael Black
Title:	Senior Vice President
One Riverway, Suite 2450 Houston, Texas 77056 Attention: Energy Group Telecopy: (713) 439-5919
LENDERS: ENCORE BANK
By:	/s/ J. DAVID WEBSTER
Name:	J. David Webster
Title:	Senior Vice President
1220 Augusta Drive Houston, Texas 77057
TEXAS CAPITAL BANK, N.A.
By:	/s/ J. MICHAEL BLACK
Name:	J. Michael Black
Title:	Senior Vice President
One Riverway, Suite 2450 Houston, Texas 77056 Attention: Energy Group Telecopy: (713) 439-5919

ANNEX I

LIST OF COMMITMENTS

Aggregate Commitment

Name of Lender	Percentage Share	Commitments
Encore Bank	60%	$3,300,000
Texas Capital Bank, N.A.	40%	$2,200,000

TOTAL	100%	$5,500,000

Annex I-1

FORM OF PROMISSORY NOTE

$[ ],000,000	Houston, Texas	[ ], 2004

        FOR VALUE RECEIVED and WITHOUT GRACE, the undersigned ("Borrower") promises to pay to the order of [                        ] ("Lender"), at the Administrative Agent's banking quarters in Houston, Harris County, Texas, the amount of $[            ],000,000, or so much thereof as may be advanced against this Note pursuant to the Credit Agreement dated of even date herewith by and between Borrower, the Administrative Agent, the Collateral Agent, the Lender and certain other Lenders (as amended, restated, or supplemented from time to time, the "Credit Agreement"), together with interest at the rates and calculated as provided in the Credit Agreement.

        Reference is hereby made to the Credit Agreement for matters governed thereby, including, without limitation, certain events which will entitle the holder hereof to accelerate the maturity of all amounts due hereunder. Capitalized terms used but not defined in this Note shall have the meanings assigned to such terms in the Credit Agreement.

        The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender's or the Borrower's rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

        This Note is issued pursuant to and shall be governed by the Credit Agreement and the holder of the Note shall be entitled to the benefits of the Credit Agreement. This Note shall finally mature on the Final Maturity Date.

        Without being limited thereto or thereby, this Note is secured by the Security Documents.

        The Borrower, and each surety, endorser, guarantor, and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate, and agree that their liability on this Note shall not be affected by any renewal or extension in the time of payment hereof, by any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

        THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW; PROVIDED, HOWEVER, THAT CHAPTER 346 OF THE FINANCE CODE OF TEXAS (WHICH REGULATES CERTAIN CREDIT LOAN ACCOUNTS AND TRIPARTY ACCOUNTS) SHALL NOT APPLY TO THIS NOTE.

Pinnacle Gas Resources, Inc.
By:
Bill Jukes, Chief Financial Officer

1

ADVANCES AND PAYMENT OF
PRINCIPAL AND INTEREST

Date	Type of Loan	Amount of Loan	Principal Paid or Prepaid	Amount of Interest Paid	Unpaid Principal Balance	Interest Paid to

1

FORM OF COMPLIANCE CERTIFICATE

                                             , 200 [            ]

Encore Bank, as Administrative Agent
One Riverway, Suite 2450
Houston, Texas 77056
Attention: Energy Group

  Re:
  Credit Agreement dated October 22, 2004, by and between Encore Bank, as Administrative Agent for the Lenders signatory thereto (the "Lenders"), certain other parties and Pinnacle Gas Resources, Inc. (the "Borrower") (as amended, restated, or supplemented from time to time, the "Credit Agreement")

Ladies and Gentlemen:

        Pursuant to applicable requirements of the Credit Agreement, the undersigned, as a Responsible Officer of the Borrower, hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

[1.    To the best of the knowledge of the undersigned, no Default exists as of the date hereof or has occurred since the date of our previous certification to you, if any.]

[1.    To the best of the knowledge of the undersigned, the following Defaults exist as of the date hereof or have occurred since the date of our previous certification to you, if any, and the actions set forth below are being taken to remedy such circumstances:]

2.
The compliance of the Borrower with certain financial covenants of the Credit Agreement, as of the close of business on                                     , is evidenced by the following:

(a)
Section 7.15.1: Debt Service Coverage Ratio.

Required	Actual
Not less than 1.25 to 1.00	to 1.00
  (b)
  Section 7.15.2: Current Ratio.

Required	Actual
Not less than 1.00 to 1.00	to 1.00
  (c)
  Section 7.15.3: Funded Debt to EBITDAX.

Required	Actual
Not greater that 3.50 to 1.00 for periods ending before April 1, 2005	to 1.00
Not greater than 3.00 to 1.00 for periods ending on or after April 1, 2005.
3.
The financial statements being delivered to the Lender concurrently herewith pursuant to the Credit Agreement fairly and accurately reflect the financial condition and results of operation of the Borrower for the periods and as of the dates set forth therein, and the undersigned has reviewed the terms of the Credit Agreement and the other Loan Documents, and has made, or caused to be made under my supervision, a review of the transactions and financial condition of the Borrower during the fiscal period covered by such financial statements.

1

        Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,

[ ]
[ ] of [ ]

2

FORM OF ASSIGNMENT AND ASSUMPTION

        This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:
3.	Borrower:
4.	Administrative Agent:	Encore Bank, as the administrative agent under the Credit Agreement
5.	Credit Agreement:	The Credit Agreement dated as of [ ] , 2004 among Pinnacle Gas Resources, Inc., the Lenders parties thereto, Texas Capital Bank, N.A., as Collateral Agent, and Encore Bank, as Administrative Agent

6.	Assigned Interest:
Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
	$	$	%
	$	$	%
	$	$	%

Effective Date:                                                 , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee represents and warrants that none of the consideration used to acquire the interests described above are "plan assets" as defined in ERISA.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
By:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:
Title:

1
Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[Consented to and] [2] Accepted:
ENCORE BANK, as Administrative Agent
By:
Title:
[Consented to:] [3]
[NAME OF RELEVANT PARTY]
By:
Title:

2
To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
3
To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

3

ANNEX 1

[                                      ]4

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

        1.    Representations and Warranties.

        1.1    Assignor.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

        1.2.    Assignee.    The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

        2.    Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

        3.    General Provisions.    This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

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Describe Credit Agreement at option of Administrative Agent.

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FORM OF SUBSIDIARY GUARANTY
(                                                           )

        This GUARANTY (herein so called) dated                                    , 2004, is by                                    , a                                    , (herein referred to as the "Guarantor") in favor of Encore Bank, as contractual administrative agent (in such capacity, together with its successors in such capacity, the "Administrative Agent") for the Collateral Agent and the banks and other financial institutions (the "Lenders") from time to time parties to the Credit Agreement (hereinafter defined). The capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement (hereinafter defined), unless they are otherwise defined herein.

W I T N E S S E T H:

        WHEREAS, Pinnacle Gas Resources, Inc., a Delaware corporation, (the "Borrower") is indebted to the Lenders; and

        WHEREAS, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders have entered into the Credit Agreement dated October 22, 2004, (such agreement, as the same may have been or be from time to time supplemented or amended, or the terms thereof waived or modified being the "Credit Agreement") (which credit is evidenced by the Notes issued by the Borrower to the Lenders pursuant to the Credit Agreement); and

        WHEREAS, the Administrative Agent, the Collateral Agent and the Lenders are herein sometimes collectively referred to as the "Guaranteed Parties"; and

        WHEREAS, it is a condition precedent to the obligation of the Lenders to permit the Borrower to form or acquire the Guarantor that the Borrower cause the Guarantor to execute and deliver to the Lender this Guaranty; and

        WHEREAS, the board of directors of the Guarantor has determined that this Guaranty may reasonably be expected to benefit, directly or indirectly, the Guarantor;

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor agrees as follows:

        1.     The Guarantor, as primary obligor and not as surety, hereby irrevocably and unconditionally guarantees, independently of the Borrower, to the Guaranteed Parties the due and punctual payment when due by the Borrower of all amounts now or hereafter owed by the Borrower to the Guaranteed Parties in connection with the Credit Agreement, including, without limitation, the Obligations and all other amounts payable under the Credit Agreement, the Notes and the other Loan Documents to which the Borrower is a party, whether principal, interest or other amounts, including, without limitation, attorneys' fees and costs of collection. The obligations of the Borrower guaranteed hereby and described in the preceding sentence are hereinafter referred to as the "Payment Obligations". The Guarantor, as primary obligor and not as surety, also hereby irrevocably and unconditionally guarantees, independently of the Borrower, to the Guaranteed Parties the complete observance, fulfillment and performance by the Borrower of all the terms and conditions of the Credit Agreement and all other Loan Documents to which the Borrower is or will be a party. The obligations of the Borrower guaranteed hereby and described in the immediately preceding sentence are hereinafter referred to as the "Performance Obligations".

        2.     The Guarantor hereby agrees that in the event that the Borrower fails to pay any Payment Obligations or the Borrower fails to perform any Performance Obligations for any reason (including, without limitation, the liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceedings affecting the status, existence, assets or obligations of the Borrower, or the disaffirmance by the Borrower in any such proceeding of any Loan Document to which the Borrower is a party), the

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Guarantor will pay such Payment Obligations and perform such Performance Obligations within five (5) days (the "Due Date") following the date on which written demand is made by the Administrative Agent or the Collateral Agent.

        3.     The obligations of the Guarantor hereunder shall not be affected by (i) the genuineness, validity, regularity or enforceability of any of the Borrower's obligations under the Credit Agreement, the Notes or any other Loan Document or any other document to which the Borrower is a party, or (ii) any amendment, waiver or other modification of the Credit Agreement, the Notes or any other Loan Document or other document given or executed with or without the consent of the Guarantor, or (iii) any priority or preference to which any other obligations of the Borrower may be entitled over the Borrower's obligations under the Credit Agreement, the Notes or any other Loan Document or other document to which the Borrower is a party, or (iv) the release of any collateral or guaranty now or hereafter securing the Payment Obligations or the Performance Obligations, or (v) to the fullest extent permitted by applicable law, any other circumstance which might otherwise constitute a legal or equitable defense to or discharge of the obligations of a surety or guarantor. This Guaranty shall continue to be effective or be automatically reinstated, as the case may be, if, for any reason, any payment by or on behalf of the Borrower shall be rescinded or must otherwise be restored, whether as a result of proceedings in bankruptcy or reorganization of the Borrower or otherwise, and the Guarantor guarantees, absolutely, irrevocably and unconditionally that all payments made by or on behalf of the Borrower in respect of its obligations under the Credit Agreement, the Notes and the other Loan Documents will, when made, be final.

        4.     This Guaranty is a continuing guaranty and shall constitute a guaranty of payment and not of collection only. The Guarantor specifically agrees that it shall not be necessary or required, and that the Guarantor shall not be entitled to require, that the Guaranteed Parties (i) file suit or proceed to obtain or assert a claim for personal judgment against the Borrower for the Payment Obligations or the Performance Obligations, or (ii) make any effort at a collection or enforcement of the Payment Obligations or the Performance Obligations from the Borrower, or (iii) foreclose against or seek to realize by suit or other process from any collateral pledged as security for the Payment Obligations or the Performance Obligations, or (iv) file suit or proceed to obtain or assert a claim for personal judgment against any other Person liable for the Payment Obligations or the Performance Obligations, or (v) make any effort at collection or enforcement of the Payment Obligations or the Performance Obligations from any such other Person, or (vi) exercise or assert any other right or remedy to which any of the Guaranteed Parties is or may be entitled in connection with the Payment Obligations or the Performance Obligations or any security or other guaranty therefor, or (vii) assert or file any claim against the assets of the Borrower or any other guarantor or other Person liable for the Payment Obligations or the Performance Obligations, or any part thereof, before or as a condition of enforcing the liability of the Guarantor under this Guaranty or requiring payment of said Payment Obligations or the performance of the Performance Obligations by the Guarantor hereunder, or at any time thereafter.

        5.     The Guarantor waives notice of the acceptance of this Guaranty and of the performance or nonperformance by the Borrower, demand for payment or performance from the Borrower, or any other Person and notice of nonpayment or failure to perform on the part of the Borrower and all demands whatsoever, other than the demand for payment or performance hereunder provided for in paragraph 2 hereof. To the extent allowed by applicable law, the Guarantor expressly waives and relinquishes all rights and remedies now or hereafter accorded by applicable law to guarantors and sureties, including, without limitation, any defense, right of offset or setoff, or other claim which Guarantor may have against the Borrower or any of the Guaranteed Parties or which the Borrower may have against any of the Guaranteed Parties or the holders of the Notes.

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        6.     No amendment of or supplement to this Guaranty, or waiver or modification of or consent under the terms hereof, shall be effective unless evidenced by an instrument in writing signed by the Guarantor and each of the Guaranteed Parties.

        7.     All payments hereunder shall be made in the currency of the United States of America and at the place and in the manner as provided in the Credit Agreement and the Notes for payments by the Borrower.

        8.     The Guarantor hereby subordinates any and all claims it may have against the Borrower, including without limitation, all indebtedness of the Borrower to the Guarantor and any and all claims arising in respect of payments made by the Guarantor pursuant to this Guaranty, whether now existing or hereafter arising, to any and all claims by the Guaranteed Parties for amounts owing from the Borrower to the Guaranteed Parties under the Credit Agreement and the Notes. The Guarantor further agrees that following any Event of Default all payments in respect of any indebtedness of the Borrower to the Guarantor shall be suspended and deferred, and the Guarantor shall not call, demand or enforce any right to receive such payments, shall thereafter hold any amounts or property received by the Guarantor in respect of any indebtedness of the Borrower in trust for the benefit of the Guaranteed Parties and shall forthwith deliver to the Guaranteed Parties any such amounts or property, for application to the Obligations. The Guarantor will deliver such further documents as the Administrative Agent or the Collateral Agent may from time to time reasonably request to evidence such subordination.

        9.     Irrespective of any payment or performance by the Guarantor pursuant to this Guaranty, the Guarantor will not be subrogated in place of and to the claims and demands of the Guaranteed Parties or any other Person to whom payment has been made, nor will the Guarantor have any right to participate in any Lien or security now or hereafter held by or on behalf of the Guaranteed Parties until payment in full of all amounts guaranteed hereby and performance of all obligations undertaken herein.

        10.   Any notices or other communications required or permitted to be given herein must be (i) given in writing and personally delivered or mailed by prepaid certified or registered mail, or (ii) made by facsimile delivered or transmitted, to the party to whom such notice of communication is directed, to the address of such party as follows: (A) Guarantor:                                    ; with copies to: Credit Suisse First Boston Private Equity, 1100 Louisiana, Suite 4600, Houston, Texas 77002, Attention: Robert L. Cabes, Jr., and Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002, Attention: J. Michael Chambers, (B) Guaranteed Parties: Encore Bank, Administrative Agent, 1220 Augusta Drive, Houston, Texas 77057, with a copy to Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202 (Facsimile No. 214-953-5822) (Attention: Frank P. McEachern). Any notice to be mailed or personally delivered may be mailed or delivered to the principal offices of the party to whom such notice is addressed. Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is mailed or personally delivered as aforesaid or, if transmitted by facsimile, on the day that such notice is transmitted as aforesaid. Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to this paragraph.

        11.   The Guarantor waives any and all rights and remedies of suretyship, including, without limitation, those it may have or be able to assert by reason of the provisions of Chapter 34 of the Texas Business and Commerce Code. The Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrower or any other guarantor of all or any part of the Obligations. The Guarantor expressly waives all notices of any kind, presentment for payment, demand for payment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity, dishonor, diligence, notice of any amendment of any Loan Document, notice of any adverse change in the financial condition of the Borrower, notice of any adjustment,

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indulgence, forbearance, or compromise that might be granted or given by the Guaranteed Parties to the Borrower, and notice of acceptance of this Guaranty, acceptance on the part of the Guaranteed Parties being conclusively presumed by the request for this Guaranty and the delivery of this Guaranty to the Administrative Agent.

        12.   This Guaranty is unconditional and unlimited, except that the Guarantor shall be liable under this Agreement with respect to the Payment Obligations only for amounts aggregating up to the largest amount that would not render its guaranty obligation hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any state law applicable to this Guaranty.

        13.   If this Guaranty is placed in the hands of an attorney for collection or is enforced by suit or through probate or bankruptcy court or through any other judicial proceedings, the Guarantor shall pay to the Administrative Agent an amount equal to the reasonable attorneys' fees and collection costs incurred by the Administrative Agent and the Collateral Agent in the collection or enforcement of this Guaranty.

        14.   The Guarantor agrees to maintain its existence in its state of formation.

        15.   The Guarantor agrees to comply with and be bound by the covenants and agreements in the Credit Agreement concerning the Guarantor.

        16.   JURISDICTION AND VENUE. THE GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT SITTING IN HOUSTON, HARRIS COUNTY, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE GUARANTEED PARTIES TO BRING PROCEEDINGS AGAINST THE GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE GUARANTOR AGAINST ANY OF THE GUARANTEED PARTIES OR ANY AFFILIATE OF ANY OF THE GUARANTEED PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN HOUSTON, HARRIS COUNTY, TEXAS.

        17.   WAIVER OF RIGHTS TO JURY TRIAL. THE GUARANTOR, BY SIGNING BELOW, HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF ANY OF THE GUARANTEED PARTIES IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR PERMITTING THE FORMATION OR ACQUISITION OF THE GUARANTOR BY THE BORROWER.

        18.   This Guaranty (i) may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and (ii) shall be binding upon the heirs, personal representatives successors and assigns of the Guarantor and shall inure to the benefit of, and shall be enforceable by, any party entitled to the benefits of this Guaranty, and their respective successors and assigns. The Guarantor may not assign its obligations hereunder.

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        19.   This Guaranty shall be governed by and construed in accordance with the internal laws of the State of Texas.

        20.   THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES.

        THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

        IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed by its duly authorized officer as of the date first hereinabove set forth.

[ ]
By:
Name:
Title:

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Schedule One

Existing Hedges

Pinnacle Gas Resources, Inc. Hedges in place as of November 1, 2004

Hedge Type	Hedge Volume	Hedge Term	Floor Price	Ceiling Price	Counterparty
Collar	1,000 Mmbtu/Day	October 1, 2004 through September 30, 2007	$5.00	$5.20	Enserco Energy, Inc.
Collar	750 Mmbtu/Day	October 1, 2004 through September 30, 2006	$5.00	$5.50	Enserco Energy, Inc.
Collar	750 Mmbtu/Day	October 1, 2004 through September 30, 2006	$5.00	$5.70	Enserco Energy, Inc.

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Schedule 6.7
Litigation

None

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Schedule 6.17.2
Balancing Rights

None

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Schedule 7.12
Agreements with Affiliates

1.    Area of Mutual Interest Agreement dated June 23, 2003, among Pinnacle Gas Resources, Inc., CCBM Inc., Carrizo Oil & Gas, Inc., Rocky Mountain Gas, Inc., U.S. Energy Corp. and the CSFB Parties (as defined therein).

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QuickLinks

  Exhibit 10.2
TABLE OF CONTENTS
ARTICLE VIII DEFAULTS; REMEDIES
ARTICLE IX MISCELLANEOUS
ARTICLE X AGENTS
ARTICLE XI SETOFF; RATABLE TREATMENTS
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
ARTICLE XIII NOTICES
ARTICLE XIV COUNTERPARTS
ANNEX I LIST OF COMMITMENTS Aggregate Commitment
ADVANCES AND PAYMENT OF PRINCIPAL AND INTEREST
FORM OF COMPLIANCE CERTIFICATE
FORM OF ASSIGNMENT AND ASSUMPTION
  ANNEX 1
[ ]4 STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION
Existing Hedges Pinnacle Gas Resources, Inc. Hedges in place as of November 1, 2004